UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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WEST COAST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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_______________, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of West Coast Bancorp to be held in The Oaks-Meadows Conference Center, located at 5300 Meadows Road, Lake Oswego, Oregon, on __________, April __, 2011, at 2:00 p.m. local time.

Details regarding the business to be conducted at our annual meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.  In addition to electing our directors,  we will also be asking our shareholders to approve an amendment to our articles of incorporation to effect, and give our Board of Directors the authority to complete, a one-for-five reverse stock split and ratify our appointment of our independent registered public accounting firm.  We will also be conducting advisory votes on our executive compensation and the frequency with which we will hold future advisory votes on executive compensation.

Your vote is very important to us.  Regardless of whether or not you plan to attend the meeting in person, please vote by voting via the Internet, by telephone, or by returning a proxy card.  Instructions on how to vote through the Internet or by telephone are included in the enclosed proxy statement.

We value you as a West Coast Bancorp shareholder and look forward to seeing you at the meeting.

Sincerely,

Robert D. Sznewajs
President and CEO

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April __, 2011
2:00 p.m., Pacific Time

To the Shareholders of West Coast Bancorp:

The 2011 Annual Meeting of Shareholders of West Coast Bancorp will be held in The Oaks-Meadows Conference Center, located at 5300 Meadows Road, Lake Oswego, Oregon, on __________, April __, 2011, at 2:00 p.m. local time.  At the meeting, shareholders will be asked to consider and vote on the following matters:

1.	Electing eight directors to serve for one-year terms;

2.	Approving an amendment to the Company’s Articles of Incorporation relating to a reverse stock split of the Company’s common stock ratio of one-for-five;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of future advisory votes on executive compensation;

5.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

6.	Such other business as may properly come before the meeting or an adjournment thereof.

Only shareholders of record on March 2, 2011, may vote on proposals at the annual meeting in person or by proxy.  We encourage you to promptly complete and return the proxy card, or to vote electronically by telephone or Internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions.  If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

Further information regarding voting rights and the business to be transacted at the meeting is included in the accompanying proxy statement.

____________, 2011	BY ORDER OF THE BOARD OF DIRECTORS

David C. Bouc
Executive Vice President
and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone.  See "Voting Via the Internet or by Telephone" on the last page of the accompanying proxy statement for further details.  You do not need to keep your proxy for admission to the annual meeting.

-i-

-ii-

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884

PROXY STATEMENT

VOTING IN CONNECTION WITH THE ANNUAL MEETING

General.  This proxy statement and the accompanying proxy are being furnished to you as a shareholder in connection with the solicitation of proxies by our Board of Directors for use at the West Coast Bancorp Annual Meeting of Shareholders to be held __________, April __, 2011, and at any adjournment of the meeting (the "Annual Meeting").  These proxy materials are first being made available to shareholders on or about March __, 2011.  When we refer to our company in this proxy statement below we frequently use "we," "us," or "our," but we also sometimes refer to our company as "Bancorp" or the "Company."

March 2, 2011 has been established as the record date for the Annual Meeting.  Holders of record of Bancorp common stock as of that date are entitled to notice of and to vote at the meeting.  On the record date, there were 96,525,515 common shares outstanding and each share is entitled to one vote.  A majority of the outstanding common shares will constitute a quorum for the conduct of business at the meeting.  We also have outstanding 121,328 shares of mandatorily convertible cumulative participating preferred stock, Series B.  These preferred shares are not entitled to be voted at the Annual Meeting.

If your shares are registered directly in your name with the Company's transfer agent, you are considered, with respect to those shares, the "shareholder of record."  As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the meeting.  If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the "beneficial owner" of those shares.  As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Annual Meeting.  If you are a beneficial owner you may not vote shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Notice and Access.  We are pleased to be again using the Securities and Exchange Commission ("SEC") rule that allows public reporting companies to furnish their proxy materials over the Internet.  As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of printing a paper copy of those materials.  Instructions on how to access the proxy materials over the Internet are included in the notice, as are instructions for requesting paper copies now or for the future.

Voting by Proxy.  To vote by proxy, please sign and date the enclosed proxy card and return it to us as soon as possible.  Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies.  If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board of Directors—FOR all nominees for election as directors, FOR the approval of an amendment to the Company’s Articles of Incorporation relating to a reverse stock split of the Company’s common stock at a ratio of one-for-five, FOR the approval of the compensation of the Company's named executive officers, FOR the approval of an  advisory vote on executive compensation every three years, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered pubic accountants.  If you vote over the Internet or by telephone as described below, you do not need to also mail a proxy to us.

Voting by Internet or Telephone.  We encourage you to vote electronically or by telephone.  Shareholders may vote via the Internet at www.proxyvote.com or by telephone by calling the telephone number referenced on their voting form.  Please see "Voting Via the Internet or by Telephone" near the end of this proxy statement for additional information regarding these methods of voting.

Voting at the Meeting.  You may vote in person at the Annual Meeting.  Even if you plan to attend the meeting, we encourage you to submit a proxy or vote by Internet or telephone to ensure that your vote is received and counted.

Changing or Revoking Your Vote.  After voting, you may change your vote by completing a new proxy and returning it to us, by voting again via the Internet or by telephone as described above, or by voting in person at the Annual Meeting.  Only the last vote timely received by us will be counted.  If you are a registered shareholder, you may request a new proxy card from Bancorp's Secretary.  If your shares are held by a broker or other nominee, you may request a new proxy card from the broker or nominee.  You may revoke a proxy that has been filed with us by filing written notice of revocation with Bancorp's Secretary before the meeting.

Solicitation of Proxies.  Proxies will be solicited primarily through the mail, but may also be solicited by directors and officers of the Company and its primary operating subsidiaries, West Coast Bank (the "Bank") and West Coast Trust Company, Inc. ("West Coast Trust"), personally or by other means such as telephone or e-mail.  We may also engage an outside proxy solicitation firm and pay a fee for such services.  All costs of solicitation of proxies will be borne by us.

Proposal 1—Election of Directors

General.  Under our Articles of Incorporation, the Board of Directors may establish the total number of positions on our Board within a range of eight to 20.  Our Board is currently comprised of eight positions.  Each Board member is elected annually.

Our Board has nominated eight individuals to stand for election to our board of directors as follows:  Lloyd D. Ankeny, Shmuel ("Sam") Levinson, Duane C. McDougall, Steven J. Oliva, John T. Pietrzak, Steven N. Spence, Robert D. Sznewajs (our President and CEO), and Nancy A. Wilgenbusch.  Messrs. Levinson and Pietrzak are being nominated at the request of two investors in our October 2009 private capital raise, GF Financial, LLC, and Castle Creek Capital Partners IV, L.P., respectively.  Mr. Levinson’s election as a director became effective January 25, 2011, filling a vacancy created by Simon Glick’s resignation.  These investors have the contractual right to designate one individual each for nomination to our Board.  Our Board elected to waive a provision of our bylaws that otherwise requires that directors that have reached the age of 72 not stand for re-election so that Mr. Ankeny could once again be nominated.

Each nominee has consented to serve if elected.  If any nominee becomes unable to serve prior to the Annual Meeting, our Board may designate a replacement nominee and in such case your duly executed proxy will be voted for such replacement.

The Board of Directors has determined that each of the current directors standing for election, other than Mr. Sznewajs, is an "independent director" under Rule 5605(a)(2) of Nasdaq listing standards applicable to the Company.  All members of the Board's compensation, nominating and audit committees are "independent directors" under this standard.

In the course of determining that each director is an "independent director" under the Nasdaq listing standards, the Board considered various loan transactions and deposit relationships between the Bank and certain directors (or their family members or business interests).  These transactions and relationships were entered into on the same terms prevailing at the time for comparable transactions or relationships with other persons, as described further under the heading "Transactions With Related Persons" below.  The Board also considered the possible effects of a bank branch lease with a business entity partially owned by a director and determined that the transaction does not affect the director's independence.

Reasons For Nominations.  Nominees for election at the Annual Meeting are all currently directors of the Company.  All nominees possess the skills and qualifications described under "Information Concerning Director Nominations—Director Qualifications" below and continuing directors have demonstrated the ability to work together with one another in a collegial manner.  The nominees have a wide variety of professional backgrounds and complementary skills, as described below.

Information With Respect to Nominees.  Nominees for election as directors are listed below, together with certain biographical information.  All current directors of Bancorp also serve as directors of the Bank.

Lloyd D. Ankeny, 73 Director since 1995
Mr. Ankeny is Chair of our Board of Directors.  He has been a private real estate investor for more than five years.  Mr. Ankeny was selected for his leadership skills, prior management experience, familiarity with the Company, the Bank, and the banking business, and knowledge of real estate.

Shmuel (Sam) Levinson, 37 Director since 2011
Mr. Levinson has been a director of Coleman Cable, Inc. since 2005.  He is also a director of Optician Medical, Inc., a medical device manufacturer, Canary Wharf Group, PLC, a real estate development and investment group, and Song Bird Estates, PLC, a real estate investment company.  Since 1996, he has been the principal in his family business, a commercial and residential development company.  Mr. Levinson is currently the managing director of Levinson Capital Management, LLC, a private equity investment fund.  Mr. Levinson was selected at the recommendation of GF Financial LLC, an investor in our October 2009 capital raise.  Mr. Levinson has an extensive background in investment management and real estate.

Duane C. McDougall, 59 Director since 2003
Mr. McDougall has been a director of Boise Cascade, LLC since 2005 and Board Chair since December, 2008.  He also served as President & CEO of Boise Cascade, LLC from December, 2008 to August, 2009.  He was previously President and Chief Executive Officer of Willamette Industries, Inc., a publicly traded company and international manufacturer of paper and other forest products, from December 1998 through 2002.  Prior to becoming President and CEO, he served as Chief Accounting Officer, Executive Vice President and in other positions at Willamette Industries for 22 years.  Mr. McDougall has served as a director of Cascade Corporation and Greenbrier Companies for more than five years and as a director of StanCorp Financial Group, Inc. since December, 2009.  He previously served as a director of InFocus Corporation from 2003 to 2007.  Mr. McDougall was selected for his leadership skills, accounting and financial background, prior management experience, prior experience as a CEO of a publicly traded company, familiarity with the Company and the banking business, stature within the community, and his knowledge of the forest products industry.

Steven J. Oliva, 70 Director since 2003
Mr. Oliva has served as President and Chief Executive Officer of Hi-School Pharmacy, Inc., for more than five years.  Hi-School Pharmacy & Affiliates is a retail drug and hardware store with 25 locations in 2 western states and over 425 employees.  Mr. Oliva is a board member of the National Association of Chain Drug Stores, and Oregon State University Advisory Board—School of Pharmacy, Emeritus.  He is also a real estate investor.  Mr. Oliva was selected for his familiarity with the Company and his knowledge of the pharmaceutical industry and real estate markets.  He is also well-regarded and active within our community.

John T. Pietrzak, 38 Director since 2010
Mr. Pietrzak has been a Principal of Castle Creek Capital LLC, a merchant banking organization that specializes in bank investments and operations, since 2008 and a Director from 2005 to 2008.  Prior to joining Castle Creek, he was a Director of Demand Planning for Levi Strauss & Co.  Mr. Pietrzak was selected at the recommendation of Castle Creek Partners IV, LP, an investor in our October 2009 private capital raise.  Mr. Pietrzak has a background in investments, retail planning, and a current focus on investments in community banks.

Steven N. Spence, 63 Director since 2001
Mr. Spence has been a Senior Vice President of RBC Wealth Management, Inc. since 2009.  Previously, he was Senior Vice President of UBS Financial Services Inc., a securities brokerage firm, and its predecessors in Portland, Oregon, for more than five years.  Mr. Spence was selected for his leadership skills, his familiarity with the Company and the banking business, and his background and high profile within the investment management community.

Robert D. Sznewajs, 64 Director since 2000
Mr. Sznewajs has been President and Chief Executive Officer of Bancorp and the Bank for more than five years.  Mr. Sznewajs has also been a director of Coinstar Inc. for more than five years.  Mr. Sznewajs was selected for his leadership skills, his position as President & CEO of the Company, and his knowledge of the Company and the banking business.

Dr. Nancy A. Wilgenbusch, 62 Director since 2003
Dr. Wilgenbusch has been President Emerita of and advisor to Marylhurst University since 2008.  Previously she was President of Marylhurst University for more than five years.  Dr. Wilgenbusch has also served as a director of Cascade Corporation and as a trustee of Tax-Free Trust of Oregon for more than five years.  She previously served as a director of Scottish Power from 2004 to 2007.  Dr. Wilgenbusch was selected for her knowledge of the Company, her background in education and auditing, and high profile within our community.  As the only woman on our Board, she also provides a diversity of gender perspectives.

The eight directors receiving the highest total number of votes will be elected, provided there is a quorum present.  Shares that are not represented at the meeting, votes that are withheld, and shares not voted for the election of directors by brokers or nominees due to a failure of the shareholder to provide instructions ("broker non-votes") will not be counted in determining the number of votes for each nominee and will have no effect on the election of directors.  Banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to the election of directors on behalf of beneficial owners who have not provided voting instructions, making it especially important that you send your broker your voting instructions.

OUR BOARD OF DIRECTORS

General

During 2010, our Board met 15 times.  Each director attended at least 75% of the total meetings of the Board of Directors and all committees of the Board on which he or she served during 2010.  The Board holds executive sessions of non-management directors not less than once per calendar quarter.  Executive sessions are scheduled by our Board Chair and any director may request that additional executive sessions be scheduled.

Bancorp policy requires that directors and director nominees attend our annual meeting of shareholders, except under circumstances beyond the reasonable control of such person.  In 2010, all directors except for Mr. Glick attended the annual meeting of shareholders.

Leadership Structure

The positions of Board Chair and President and Chief Executive Officer are filled by different persons.  Mr. Ankeny, an independent director, serves as Board Chair, while Mr. Sznewajs serves as President and Chief Executive Officer.  The Board believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in board direction and determination of agendas and enhances the Board's ability to fulfill its oversight responsibilities, including of senior management.  Separating the positions also provides an independent viewpoint and focus at board meetings, and improves communication between management and the Board by giving our CEO a single initial source for board-level communication and input on significant decisions.

Risk Oversight

Risk management is the responsibility of management and risk oversight is the responsibility of the Board.  The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility.  For example, our Loan, Investment, and Asset/Liability Committee (the "Loan Committee") plays an important role in overseeing our loan functions and monitoring related risks.  Responsibilities of our various committees are discussed below.  Significant risk oversight matters considered by the committees are reported to and considered by the Board.  Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of the responsibility of any committee.  Types of risks with the potential to adversely affect the Company include credit, interest rate, liquidity, and compliance risks, and risks relating to our operations and reputation.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company.  Matters presented to the Board and board committees generally include information with respect to risk.  The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company.  The Board and board committees also raise risk issues on their own initiative.

To assist the Company with respect to risk management, and to assist the Board and board committees with respect to risk oversight, the Company employs a Senior Vice President & Corporate Risk Manager, who works to identify and assess risks in all parts of the Company.  The Corporate Risk Manager reports to the Audit and Compliance Committee (the "Audit Committee"), attends meetings of the Audit Committee on a regular basis and attends Board and other committee meetings as needed.  The Company also employs a Senior Vice President and Manager of Credit Review who also makes direct reports to the Audit Committee and the Loan Committee.

The Company does not believe the Board's risk oversight function has had a significant effect on the Board's leadership structure, although a change in leadership structure could result in changes in the implementation of the risk oversight function.

Board Committees

The Board of Directors has established certain standing committees of the Board, including an Audit & Compliance Committee, a Compensation & Personnel Committee, a Governance & Nominating Committee, and a Loan, Investment and Asset/Liability Committee.  The membership of our board committees was changed at our board meeting in April 2010.  Committee members listed below were appointed at that meeting and served after that date for the rest of 2010.

Audit & Compliance Committee.  The Audit Committee operates under a formal written charter adopted by the Board.  A copy of the Audit Committee charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading.  The Audit Committee held 9 meetings during 2010.

The Audit Committee was comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny, and Mr. McDougall.  Each member of the Audit Committee is financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq listing standards and applicable Securities and Exchange Commission ("SEC") rules adopted under the Sarbanes-Oxley Act of 2002.  Further, the Board of Directors has determined that Mr. McDougall meets the standards of an audit committee financial expert set forth in SEC regulations and is financially sophisticated as described in Nasdaq listing standards.

The Audit Committee has sole authority to appoint or replace Bancorp's independent registered public accounting firm (sometimes referred to below as our "auditor") and is directly responsible for compensating and overseeing its work, including the annual audit.  Our auditor reports directly to the Audit Committee, which evaluates its independence and performance at least annually.  The Audit Committee must pre-approve all audit services and legally permitted non-audit services to be performed by our auditor.  In addition, the Audit Committee is required to meet with our auditor and internal audit staff in executive sessions and to resolve any disagreements that arise between management and the auditors.

The Audit Committee oversees the Company's internal audit function and is responsible for reviewing significant reports prepared by the internal audit department.  The Audit Committee also assists the Board in overseeing the quality and integrity of Bancorp's accounting and reporting practices and has adopted procedures for the receipt and treatment of complaints regarding accounting matters.  Finally, the Audit Committee oversees compliance with respect to certain regulatory matters, including SEC and bank regulatory issues, and credit review.

While the Audit Committee has the responsibilities and authority described above and in its charter, it is not the duty of the Audit Committee to plan or conduct audits or determine whether financial statements and other disclosures are complete, accurate, and in accordance with generally accepted accounting principles.  These remain the responsibilities of our management and independent auditor.

Compensation & Personnel Committee.  The Compensation & Personnel Committee (the "Compensation Committee") operates under a formal written charter adopted by the Board.  A copy of the Compensation Committee charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading.  The Compensation Committee held 7 meetings during 2010.

The Compensation Committee was comprised of Mr. McDougall (Chair), Mr. Ankeny, Mr. Oliva, and Mr. Pietrzak.  Each member of the Compensation Committee is a "non-employee director" under SEC Rule 16b-3 and an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee is charged with, among other things, approving the base salary, incentive compensation, stock option grants, restricted stock awards, employment agreements, change in control agreements, supplemental executive retirement plans, and other compensation of, and establishing performance goals and incentive opportunity levels for, our executive officers.  In addition, the Compensation Committee reviews the base salary and incentive compensation of other senior officers and the Company's most highly compensated employees.  It also reviews and recommends to the Board restricted stock awards, stock option grants and change-in-control agreements for other employees.  It is also responsible for periodically reviewing and making recommendations to the Board with respect to the adoption of employee benefit plans.

Under its charter, the Compensation Committee has the authority to retain the services of outside compensation consultants to assist in the evaluation and determination of compensation levels and to approve the fees and other terms of their engagement.  The Compensation Committee may also delegate its authority and responsibilities to its chair or subcommittees of one or more committee members as and when appropriate and permitted by law, but does not normally do so and has no standing delegation of authority on any matters.  For additional information regarding the processes and procedures for the consideration and determination of our executive compensation, including the role of executive officers and consultants in that process, see "Executive Compensation—Discussion and Analysis of Executive Compensation Programs" below.

In addition to its responsibilities relating to compensation matters, the Compensation Committee is required to review and assess on a periodic basis the Company's guidelines regarding director and employee stock ownership.  The Compensation Committee is responsible for an annual review of our management succession plan and periodic reviews and recommendations with respect to human resource policies.

The Compensation Committee also makes recommendations to the Board regarding all elements of compensation paid to our outside directors, including annual retainers, meeting fees, restricted stock awards, and stock option grants, although all elements of Board compensation are ultimately the responsibility of the full Board.  See "Board of Directors—Director Compensation for 2010" below.

Governance & Nominating Committee.  The Governance & Nominating Committee (the "Governance Committee") operates under a formal written charter adopted by the Board.  The charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading.  The Governance Committee held 5 meetings in 2010.  The committee was comprised of Mr. Ankeny (Chair), Mr. McDougall, Mr. Spence, and Dr. Wilgenbusch.

The Governance Committee is charged with promoting sound principles and practices of corporate governance, identifying and recommending to the Board qualified individuals to serve as board members, including with respect to vacancies that occur on the Board from time to time, and evaluating the performance of the Board and committees of the Board (including itself).  The Governance Committee also must review from time to time the qualifications and independence of members of the Board and each of its committees.  The Governance Committee is also required to periodically review and recommend to the Board one or more codes of ethics applicable to directors, officers and employees consistent with sound business practices and applicable laws and regulations and to monitor compliance with these codes and certain other initiatives.

Other specific duties and responsibilities of the Governance Committee include:  regular monitoring and review of the appropriateness of the Company's corporate governance principles and practices; recommending to the Board specific criteria for determining independence of outside directors consistent with Nasdaq listing standards; recommending to the Board such changes to the Board's committee structures and committee functions as it deems advisable; confirming that each standing committee charter is reviewed at least annually by each committee; reviewing and assessing the quality and clarity of information provided to the Board and making such recommendations to management as it deems appropriate; evaluating the effectiveness of the Board's oversight of management; assessing the Board's performance and meeting annually with Board members to discuss its performance review; reviewing shareholder proposals and recommending appropriate action to the Board; and reviewing any proposed amendments to the Company's charter documents.

Our Board has adopted a policy that provides for consideration of director candidates recommended by security holders.  For a discussion of the Governance Committee's policies and procedures regarding recommendations for director nominees, see "Information Concerning Director Nominations" below.

Loan, Investment, & Asset/Liability Committee.  The Loan, Investment, and Asset/Liability Committee (the "Loan Committee") operates under a formal written charter adopted by the Board.  A copy of the Loan Committee charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading.  The Committee held 13 meetings during 2010.  During 2010, the Loan Committee was comprised of Mr. Spence (Chair), Mr. Glick, Mr. Oliva, and Mr. Pietrzak.

The Loan Committee is responsible for initial review of loans in excess of management's authorized approval limits and loans involving insiders subject to Regulation O of applicable banking regulations.  The Loan Committee is assigned the function of monitoring all lending policies, portfolio quality, delinquencies, collection and charge-off procedures, loan loss reserves, loan quality review guidelines, the credit review function, and approval and collateral evaluations.  The Loan Committee also monitors loan concentrations, delinquency trends, composition of loans, exceptions to lending policy, and credit risk of off balance sheet items such as letters of credit and commitments to buy and sell loans or securities.

Our Chief Credit Officer provides monthly reports to the Loan Committee.  In addition, the Loan Committee receives monthly reports from the Chief Financial Officer or Asset/Liability Manager on net interest revenues, spreads, margins, liquidity, interest rate risk, investment activities, prognosis of the market, strategies for investment and broker activities, and other relevant investment and other issues.

In addition to the formal board committees, certain members of the Board attend meetings with Company management, and/or the Company's independent auditors on a quarterly basis to review and discuss the Company's quarterly earnings, Form 10-Ks and 10-Qs, and related matters prior to release to the public.

Shareholder Communications with the Board

Shareholders may communicate with our Board of Directors directly.  Bancorp will promptly forward all letters or other written communications addressed to the Board, a specific committee of the Board, or to an individual director.  Such communications may be sent to the Company at its corporate offices.  Communications will not be pre-screened.

Shareholders and others wishing to submit a report to members of the Audit Committee on an anonymous and confidential basis regarding accounting, internal control, or auditing matters, potential securities law violations, or violations of the Company's Code of Conduct and Ethical Standards or Code of Ethics for Senior Financial Officers may do so by going to www.ethicspoint.com and following the prompts or by calling 1-866-297-0224.

Non-Employee Director Compensation for 2010

The following table summarizes compensation paid to non-employee directors for services during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Lloyd D. Ankeny	$78,100	$20,000	$0	$0	$0	$0	$98,100
Simon Glick (4)	$31,467	$20,000	$0	$0	$0	$0	$51,467
Duane C. McDougall	$58,400	$20,000	$0	$0	$0	$0	$78,400
Steven J. Oliva	$44,300	$20,000	$0	$0	$0	$0	$64,300
John T. Pietrzak (4)	$34,767	$20,000	$0	$0	$0	$0	$54,767
Steven N. Spence	$54,300	$20,000	$0	$0	$0	$0	$74,300
Dr. Nancy A. Wilgenbusch	$50,400	$20,000	$0	$0	$0	$0	$70,400

1.	Reflects the grant date fair value of 6,135 shares of restricted stock granted to each director using the closing price of the stock on the grant date, $3.26 per share. Shares vest after one year.

2.	The following table shows the total number of stock options outstanding as of December 31, 2010, for each non-employee director:

No. of Stock Options
Mr. Ankeny	23,450
Mr. Glick	0
Mr. McDougall	20,450
Mr. Oliva	20,450
Mr. Pietrzak	0
Mr. Spence	13,050
Dr. Wilgenbusch	20,450

3.
Non-employee directors are entitled to participate in Bancorp's Directors' Deferred Compensation Plan (the "Directors' DCP"), under which directors may elect to defer payment of some or all of their directors fees.  Earnings on contributions by each participant are dependent on the return on investments that the director selects from a list of publicly available mutual funds or Bancorp stock.  See "Executive Compensation—Nonqualified Deferred Compensation for 2010" for a list of available investment options, which are the same as those available to our executives under the executives' plan.  We do not make additional contributions or provide above-market or preferential earnings on fees deferred by directors under the Directors' DCP.

4.	Simon Glick and John T. Pietrzak did not join the Board until March 2010.

In establishing non-employee director compensation, the Compensation Committee and the Board of Directors considered information regarding the compensation paid to directors of the peer group companies listed under the heading "Executive Compensation—Discussion and Analysis of Executive Compensation Programs" below that was provided by Clark Consulting, a compensation consultant engaged by the Compensation Committee, along with director compensation information derived from other sources.  Non-employee directors serving on the Board are paid an annual retainer and additional fees for attendance at certain Board and Board committee meetings.

During 2010, the Board chair received an annual retainer of $64,000, while the Audit Committee, Compensation Committee and Loan Committee chairs received $44,000.  The Governance Committee chair, who also serves as the Board chair, waived the additional retainer of $6,000 normally received by the Governance Committee chair.  All other directors received annual retainers of $32,000.  Non-employee directors also received $300 for each regular board meeting attended.  In addition, non-employee directors received $600 for each Board committee meeting attended (whether as a member of a committee or at the request of a committee) on the same day as a regular Board meeting.  From June through December non-employee directors  received $600 for attending meetings with the Company's independent registered public accountants to analyze, review, and discuss the Company's quarterly earnings releases and Forms 10-Q, Form 10-K, and related matters.  Non-employee directors also received $200 per day (or partial day) for attendance at education programs and are reimbursed for travel expenses to attend regular board meetings and education programs.  Bancorp directors who also serve on the board of West Coast Trust received $300 for each regular meeting of the West Coast Trust board that they attended.  The West Coast Trust board chair received an additional $1,000 for the year.

Recent practice has been to grant restricted stock awards and/or stock options to non-employee directors on an annual basis.  In 2010, the directors were granted a restricted stock award at the board meeting held in conjunction with our annual meeting of shareholders as reflected in the preceding table.

Proposal 2-Approval of an Amendment to our Articles of Incorporation
Relating to a One-For-Five Reverse Stock Split

General

Our Board of Directors believes it is in the best interests of the Company and its shareholders to authorize a reverse stock split of the Company's outstanding Common Stock.  The Board is asking shareholders to approve an amendment to the Company's Restated Articles of Incorporation (the "Restated Articles") to provide for a reverse split of our Common Stock at a ratio of one-for-five (the "Reverse Stock Split").  If the proposal is approved by shareholders, our Board will have authority to effect the Reserve Stock Split if and at such time as it determines to be appropriate.

The proposed amendment to the Restated Articles is attached hereto as Appendix A (the "Split Amendment").  If the proposal is approved and the Reverse Stock Split effected,  the number of issued and outstanding shares of Common Stock would be reduced by a ratio of one share for every five shares outstanding, and the currently authorized number of shares of our Common Stock would be proportionately reduced to 50 million shares.  The relative voting and other rights that accompany shares of Common Stock will not be affected by the Reverse Stock Split, which would become effective upon filing the Split Amendment with the Oregon Secretary of State.

Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under Oregon law or under the Company's Articles of Incorporation or Bylaws in connection with the proposal to approve Reverse Stock Split.

Purpose

The Board is proposing the Reverse Stock Split in an effort to decrease the number of shares of Common Stock outstanding and increase the market price of its shares.  The Board is also seeking to reduce certain administrative burdens and costs relating to the large number of shares that are currently issued and outstanding.

Among the factors considered by the Board in reaching its decision to recommend the Reverse Stock Split, the Board considered the potential effects of having stock that trades at a low price.  At the close of the market on March 2, 2011, our stock price was $3.26 per share.  For example, certain brokerage firms have internal practices and policies that discourage individual brokers from dealing in stocks trading below a particular dollar level.  Further, since the brokerage commissions on stock with a low trading price generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in stocks with a low trading price pay transaction costs (commissions, markups, or markdowns) at a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase the Common Stock.  The Board also believes that certain institutional investors, such as mutual funds or pension plans, may have policies or procedures that discourage or prohibit acquisitions of shares priced at less than $5.00 per share.  Each of these factors could weaken the market for the Company's Common Stock.  At a higher trading price our shares may be more attractive to institutional investors.

Our Board also believes that having a large number of shares outstanding increases administrative burdens and costs.

There can be no assurance that the Reverse Stock split will achieve any of the desired results. There also can be no assurance that the price per share of our Common Stock immediately after the Reverse Stock Split will increase proportionately to the reverse split ratio, or that the increase that does occur will be sustained for any period of time.

Effects of the Reverse Stock Split

To effect the Reverse Stock Split, the Company would file the Split Amendment with the Oregon Secretary of State on any date selected by our Board.  Upon filing and without further action on the part of the Company or its shareholders, the shares of Common Stock held by shareholders of record as of the effective time set forth in the Split Amendment would be converted into the right to receive a number of shares of Common Stock issued in accordance with the Restated Articles (the "New Common Stock") calculated based on the reverse split ratio of one-for-five.  We will issue cash in lieu of any fractional shares left after effecting the Reverse Stock Split.

As an example, if a shareholder presently holds 100 shares of Common Stock, he or she would hold 20 shares following the Reverse Stock Split.  As a second example of a situation resulting in fractional shares, if a shareholder presently holds 124 shares of Common Stock, he or she would hold 24 shares following a one-for-five split and be paid cash for the .8 share that was remaining.  No fractional shares or scrip would be issued.  Each shareholder who would otherwise be entitled to a fraction of a share would receive a cash payment for such share based on the average closing price of a share of Common Stock on the NASDAQ Global Select Market or other securities trading market on which it is traded for the five trading days immediately preceding the effective date of the Reverse Stock Split.  Shares of New Common Stock issued upon completion of the Reverse Stock Split will be fully paid and nonassessable.

All outstanding stock options and convertible securities will be adjusted to reduce the number of shares to be issued upon exercise or conversion of such options or convertible securities, and increase the exercise or conversion price thereof, proportionately.  Accordingly, following the Reverse Stock Split, the outstanding Series B Preferred Stock will be convertible into a proportionately fewer number of shares of Common Stock.  Also, the Company has 4,140,000 shares authorized for issuance under its 2002 Stock Incentive Plan, as amended (the “Plan”) of which 503,833 shares remain available for grant.  Under the terms of the Plan, when the reverse split becomes effective, the number of shares reserved for issuance under the Plan will be proportionately decreased as well.

As of the record date for the Annual Meeting, the Company had approximately 1,875 holders of record of the Company’s Common Stock (although the Company had significantly more beneficial holders).  The Company does not expect the Reverse Stock Split to result in a significant reduction in the number of record holders.

Exchange of Stock Certificates; Fractional Shares

As soon as practicable after the effective time of the Reverse Stock Split, the Company, or its transfer agent, will send a letter to each shareholder of record for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Wells Fargo Shareowner Services (the  "Exchange Agent").  The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and a cash payment in lieu of any fractional share. No new certificates will be issued to a shareholder until shareholder old certificates are surrendered, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

Shareholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Stock Split.  Until surrendered, outstanding stock certificates held by shareholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such shareholders are entitled as a result of the Reverse Stock Split.  Shareholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal.  All expenses of the exchange of certificates will be borne by the Company.

We intend to treat shares held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial or "street name" holders.  However, these banks, brokers or other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares. Shareholders holding shares of our common stock with a bank, broker or other nominee should contact their bank, broker or other nominee with any questions in this regard.

Federal Income Tax Consequences

The Company believes that the Reverse Stock Split will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code, in which case a shareholder of the Company who exchanges Common Stock solely for New Common Stock should recognize no gain or loss for federal income tax purposes.  A shareholder's aggregate tax basis in his or her shares of New Common Stock received from the Company should remain the same, as should the holding period for the shares, provided all such Common Stock is held as a capital asset.  Shareholders who receive cash in lieu of a fractional share will realize capital gain (or loss) in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional share surrendered, unless the transaction is deemed to be equivalent to a dividend.

This summary is based on federal income tax laws as currently in effect and as presently interpreted and is provided for general information only.  This summary is not intended as tax advice to any particular person and does not address any consequences of the Reverse Stock Split under state, local and foreign tax laws. We encourage you to consult your own tax advisor regarding the specific tax consequences of the Reverse Stock Split to you.

Approval Required

Provided that a quorum is present, the Split Amendment will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against.  Shares that are not represented at the Annual Meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board of Directors unanimously recommends that you vote FOR the proposal to approve the amendment to the Company's Restated Articles relating to the Reverse Stock Split (at a ratio of one-for-five).

Proposal 3-Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires publicly traded companies to hold an advisory, or non-binding, shareholder vote to approve or disapprove the compensation of executive officers.  Consistent with that requirement, we are conducting an advisory vote on the compensation of the executive officers named in this proxy statement.  The compensation of our executive officers is disclosed in this proxy statement under the heading "Executive Compensation" below in accordance with rules and regulations of the SEC.

The Company's philosophy is that executive compensation should align with shareholders' interest, without encouraging excessive and unnecessary risk.  This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company's ability to attract, retain and motivate individuals who can achieve our goals and provide stability in leadership.  Our philosophies and goals with respect to compensation are explained in detail under the subheading "Executive Compensation—Discussion and Analysis of Executive Compensation Programs."  A detailed description of compensation actually paid to our named executive officers follows that discussion and analysis.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation—Discussion and Analysis of Executive Compensation Programs," the compensation tables that follow and the narrative discussion following each of the compensation tables.  This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board.  The Board and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote FOR approving the compensation of the Company's named executive officers.

Proposal 4—Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also included a provision providing shareholders the opportunity to vote, on an advisory, or non-binding, basis, on how frequently they would like companies to hold an advisory vote on the compensation of executive officers in the manner done in Proposal 2 above.  When voting, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years, or they may abstain from the vote.  In accordance with this requirement of the Dodd-Frank Act, we are holding an advisory vote on the frequency of future shareholder advisory votes on our executive compensation program.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation ”every three years” is appropriate for the Company and its shareholders at this time.  Shareholders who have concerns about executive compensation during the interval between "say on pay" votes are welcome to bring their specific concerns to the attention of the Board. Please refer to "Shareholder Communications to the Board" in this Proxy Statement for information about communicating with the Board.

Shareholders are not being asked to approve or disapprove the Board's recommendation.  Instead, our Board is providing a recommendation, but you are being asked to choose one of four options regarding this proposal, as reflected in the proxy card.  You may vote for us to hold advisory votes on our compensation every one, two or three years, or you may abstain from voting on the matter.

The Board of Directors recommends that you vote FOR  the option of “every three years” for future advisory votes on executive compensation.

Proposal 5—Ratification of Selection of Independent Registered Public Accountants

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2011.  Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company's charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection.  If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company's independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against it at the Annual Meeting.  Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the rating on this proposal.

The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

MATTERS RELATED TO OUR AUDITORS

Auditors for Fiscal Year Ended December 31, 2010

Deloitte & Touche LLP, our independent registered public accountants, performed audits of our consolidated financial statements for 2010 and our management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2010.  A representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions.  The representative will have the opportunity to make a statement at the annual meeting if he or she so desires.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), for the years ended December 31, 2010, and December 31, 2009:

	Year Ended December 31, 2010	Year Ended December 31, 2009
Description	Amount Paid	Amount Paid
Audit Fees (1)	$821,116	$848,850
Audit-Related Fees (2)	19,825	18,500
Tax Fees (3)	183,431	391,528
All Other Fees	0	0

(1)	Fees for audit services consist of:
•	Audit of the Company's annual financial statements;

•	Reviews related to obligations under the Federal Deposit Insurance Corporation Improvement Act;

•	Reviews in connection with quarterly reports filed with the SEC;

•	Includes approximately $130,000 in 2010 and approximately $130,000 in 2009 for preparation of internal control reports and related attestation services; and

•	Other SEC-related work such as consents and other services.

(2)	Fees for audit-related services consist of benefit plan audits.

(3)	Fees for tax services consist of tax compliance services, including federal, state, and local tax preparation services and advice, and tax planning.

The Audit Committee has adopted pre-approval policies and procedures for pre-approving work to be performed by Deloitte & Touche.  Under Bancorp's pre-approval policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors.  All services performed by Deloitte & Touche during 2010 were pre-approved by the Audit Committee.

The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit services and specific types of services characterized as audit-related and tax services.  These categories include with respect to audit services, attestation services, services associated with SEC registration statements, and consultations with management relating to accounting disclosure of transactions or events.  With respect to audit-related and tax services, these categories include due diligence and audit services relating to potential mergers and acquisitions, benefit plan audits, internal control reviews, consultations relating to disclosure treatment of transactions, tax preparation services, and tax planning and advice.  For each category of services, the Audit Committee has set dollar limits on the amount of services that may be provided and has required that management or the auditors report back to the committee from time to time to inform members of services actually provided and costs therefor.  The Audit Committee has delegated to the chair of the Audit Committee the authority to consider and pre-approve any management or other request for additional services to be performed by Deloitte & Touche.

Report of Audit Committee

In discharging its responsibilities, the Audit Committee:

•	Reviewed and held discussions with management and Deloitte & Touche relating to the Company's financial statements, internal control, the audit and financial reporting by Bancorp generally;

•
Discussed and reviewed with Deloitte & Touche all matters the firm was required to communicate to and discuss with the Audit Committee under applicable standards, including those described in Statement on Auditing Standards No. 61, as amended; and

•
Received from Deloitte & Touche the written disclosures and letter required by the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence.

Based on the Audit Committee's review of the audited consolidated financial statements and the various discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee Members

The 2010 Audit Committee members were Dr. Wilgenbusch (Chair), Mr. Ankeny, and Mr. McDougall.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the Annual Meeting.  In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table shows beneficial ownership as of February 1, 2011, of Bancorp common stock beneficially owned by our current directors and nominees for director, the executive officers named in the summary compensation table, shareholders known to us to beneficially own more than 5% of our common stock, and all executive officers and directors of Bancorp as a group.  No officer or director beneficially owns any shares of Series B Preferred Stock.  Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days.  To our knowledge, none of the listed shares have been pledged as collateral for loans or other indebtedness.  Except as noted below, each holder has sole voting and investment power with respect to listed shares.  At February 1, 2011, Bancorp had 96,527,772 shares outstanding.

Name and Address	Number of Common Shares Beneficially Owned (1)(2)(3)(4)		Percent of Common (5)

5% or Greater Owners of Voting Securities

MFP Partners, L.P. 25th Floor 667 Madison Avenue New York, NY 10065	8,535,000	(6)	8.83%

GF Financial, LLC 1271 Avenue of the Americas New York, NY 10020	7,285,000	(7)	7.54%

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)		Percent of Common (5)

Officers, Directors, and Nominees for Director

Common Stock
Lloyd D. Ankeny	187,785		*
James D. Bygland	68,491	(8)	*
Anders Giltvedt	187,140		*
Sam Levinson	0		*
Duane C. McDougall	47,281		*
Xandra McKeown	73,551		*
Steven J. Oliva	243,113		*
John T. Pietrzak	6,135		*
Hadley S. Robbins	62,469		*
Steven N. Spence	65,682	(9)	*
Robert D. Sznewajs	567,877	(10)	*
Nancy Wilgenbusch	43,309		*
All directors and executive officers as a group (12 persons)	1,552,833		[1.61	]%

*Represents less than 1% of our outstanding common stock.

1.
Share amounts include shares subject to stock options currently exercisable or exerciseable within 60 days after February 1, 2011, as follows:  Lloyd D. Ankeny, 23,450 shares; James D. Bygland, 29,292 shares; Anders Giltvedt, 73,503 shares; Sam Levinson, 0 shares,  Duane C. McDougall, 20,450 shares; Xandra McKeown, 22,802 shares; Steven J. Oliva, 20,450 shares; John T. Pietrzak, 0 shares;  Hadley Robbins, 14,352 shares; Steven N. Spence, 13,050 shares; Robert D. Sznewajs, 200,238 shares; Nancy Wilgenbusch, 20,450 shares; and by all directors and executive officers as a group, 438,037 shares.

2.
Share amounts include shares held under deferred compensation plans as to which participants have shared voting and dispositive power as follows:  Lloyd D. Ankeny, 1,724 shares;  James D. Bygland, 643 shares; Duane C. McDougall, 2,565 shares; Xandra McKeown, 144 shares; Steven J. Oliva, 20,900 shares; Steven N. Spence, 1,375 shares; and Nancy Wilgenbusch, 2,708 shares.

3.
Share amounts include restricted shares which, although not fully vested, possess full voting rights, as follows:  James D. Bygland, 20,779 shares; Anders Giltvedt, 49,307 shares; Xandra McKeown, 36,807 shares; Hadley Robbins, 36,506 shares; and Robert D. Sznewajs, 174,263 shares; and by all directors and executive officers as a group, 359,887 shares.

4.
Share amounts include the following shares held in accounts under Bancorp's 401(k) Plan:  James D. Bygland, 10,632 shares; Anders Giltvedt, 1 share; Xandra McKeown, 1,420 shares; Robert D. Sznewajs, 1,484 shares; and by all directors and executive officers as a group, 13,537 shares.

5.	Calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act").

6.
Based on information contained in the Schedule 13G jointly filed February 4, 2010, by MFP Partners, L.P ("Partners"), MFP Investors LLC, the general partner of Partners ("Investors"), and Michael Price, managing partner of Partners ("Price").  The Schedule 13G indicates Partners, Investors, and Price share voting and dispositive power with respect to the listed shares.  Partners also beneficially owns (i) 8,732 shares of Series B Preferred Stock, which is convertible into 439,100 shares of common stock following transfer to third parties in a widely dispersed offering and (ii) a Class C Warrant, which is exercisable to purchase 75,000 shares of Series B Preferred Stock, which are convertible into 3,750,000 shares of common stock following transfer to third parties in a widely dispersed offering.  Since Partners does not have the right to acquire these shares of common stock and will not have voting or dispositive power of such shares of common stock, the underlying shares of common stock are not included in the amount reported.

7.
Based on information contained in the Schedule 13D jointly filed February 1, 2010, by GFF Financial, LLC ("GFF"), Diaco Investments, L.P., 90% owner and manager member of GFF ("Diaco"), Signet, L.L.C., general partner of Diaco ("Signet"), and Simon Glick, managing member of Signet.  The Schedule 13D indicates that GFF may be deemed to be the beneficial owner of the shares and that GFF, Diaco, Signet and Mr. Glick may be deemed to share voting and dispositive power with respect to the listed shares.  GFF also directly owns:  (i) 8,782 shares of Series B Preferred Stock, which is convertible into 439,100 shares of common stock following transfer to unaffiliated third parties in a widely dispersed offering and (ii) a Class C Warrant, which is exercisable for 55,000 shares of Series B Preferred Stock that would be convertible into 2,750,000 shares of common stock following transfer to unaffiliated third parties in a widely dispersed offering.  Since GFF does not have the right to acquire these shares of common stock and will have no voting or dispositive power over such common stock, those underlying shares of common stock are not included in the amount reported.

8.	Share amounts include 60 shares owned by Mr. Bygland's stepson. Mr. Bygland disclaims any beneficial ownership of these shares.

9.	Share amounts include 5,272 shares owned by Mr. Spence's spouse. Mr. Spence disclaims any beneficial ownership of these shares.

10.	Share amounts include 269 shares owned by Mr. Sznewajs' spouse. Mr. Sznewajs disclaims any beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires that all of our executive officers and directors and all persons who beneficially own more than 10% of our common stock ("reporting persons") file reports with the SEC with respect to beneficial ownership of Bancorp common stock.  We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filing requirements.

We believe that all executive officers and directors, except for Dr. Nancy A. Wilgenbusch,  made all filings required by Section 16(a) on a timely basis during 2010, based solely upon our review of the copies of filings that we received with respect to the year ended December 31, 2010, and written representations from reporting persons.  Dr. Wilgenbusch purchased shares of the Company’s stock in April 2008.  In 2010 the Company learned of this purchase and a Form 4, indicating a purchase of 1,000 shares of the Company’s stock, was filed April 12, 2010.  It was then determined that Dr. Wilgenbusch had actually purchased 2,000 shares of Company stock and an amended From 4 was filed May 6, 2010 to correct the first Form 4.

MANAGEMENT

Information with respect to our executive management team, other than Mr. Sznewajs, appears below.  Information relating to Mr. Sznewajs, who is also a director, can be found under "Proposal 1—Election of Directors."  Each of the executive officers listed below serves in the position listed at both Bancorp and the Bank.

David C. Bouc, 55
Mr. Bouc joined the Company in July 2010 and has served as Executive Vice President and Secretary since September, 2010 and General Counsel since February, 2011.  From 2009 though his employment with the Company he served as a regulatory consultant.  Prior to that, he was employed by HSBC Finance Corporation, most recently as Deputy General Counsel, for more than 20 years where his practice focused on corporate and financial institutions matters, and litigation.

James D. Bygland, 49	Mr. Bygland has served as Executive Vice President and Chief Information Officer for more than five years.

Anders Giltvedt, 51	Mr. Giltvedt has served as Executive Vice President and Chief Financial Officer for more than five years.

Kevin McClung, 41	Mr. McClung has served as Controller and Principal Accounting Officer for more than five years and is presently a Senior Vice President.

Xandra McKeown, 52	Ms. McKeown has served as Executive Vice President and Manager of the Commercial Banking Group for more than five years.

Hadley S. Robbins, 53
Mr. Robbins has served as Executive Vice President and Chief Credit Officer since April 2007.  Mr. Robbins previously served as a regional business banking manager and in other positions at Wells Fargo & Company, from October 2003 until joining Bancorp.

Cynthia J. Sparacio, 58	Ms. Sparacio has served as Executive Vice President and Director of Human Resources for more than five years.

EXECUTIVE COMPENSATION

Discussion and Analysis of Executive Compensation Programs

As part of our discussion of executive compensation in this proxy statement, we provide summaries of and derive examples from various plans and agreements, such as employment agreements, change in control agreements, equity incentive plans, and supplemental executive retirement agreements, that are complicated legal documents.  For additional information regarding these legal documents, we refer you to the complete documents as they have been incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.  Our annual report has been filed with the SEC and is available on its website at www.sec.gov.  The Exhibit Index in our annual report directs you to where each of the exhibits incorporated into our annual report, including all agreements with our named executive officers, can be found.  All of these documents can be obtained on the SEC website.  All summaries or examples derived from these documents that are included in this proxy statement are qualified in their entirety by reference to the actual legal documents.

Objectives and Basis for Compensation.  The objectives of our compensation program for named executive officers are to attract, retain, motivate and reward highly qualified executives.  As a general practice, the Compensation Committee targets total compensation of each named executive at the 50th to 65thpercentile of the total compensation of executives holding similar positions at similarly situated bank holding companies, as modified upward or downward by the following factors:

•	length of time in the position,

•	scope of job responsibilities,

•	current and long term job performance and potential for advancement,

•	competitive market conditions for individuals holding similar positions, and

•	the annual and longer term performance of our company.

Total executive compensation may also be affected by decisions to pay higher levels of compensation in order to attract superior executive talent in critical functions or to provide additional compensation outside of the normal annual review cycle to address retention issues.

To assist the Compensation Committee in achieving the objectives of our compensation programs for executive officers, the committee has on a periodic basis retained the services of a consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at similarly situated bank holding companies that hold positions similar to those of our named executive officers.  In 2010, the committee retained McLagan (the “Consultant”), an AON-Hewitt company, (formerly Amalfi Consulting through December 2010) , to provide such services.  The Consultant provided the committee with a report regarding executive compensation based on information derived from a banking and financial industry compensation survey and a customized survey of a peer group composed of the bank holding companies listed beginning on page 30 below ("the peer group").

The Compensation Committee periodically compares the total annual compensation of each named executive to the total annual compensation of executives holding comparable positions at similarly situated bank holding companies.  For the purpose of such comparisons, the committee considers base salary, annual bonus, and the value of stock options and restricted stock grants.  The committee focuses primarily on total annual compensation rather than the various individual elements of compensation because total annual compensation is generally most important to executives.  Further, focusing on total annual compensation allows us more flexibility to provide forms of compensation that are tailored to meet our goals and the particular executive's needs and wishes, either at the time of hire or later in the employment relationship.  The Compensation Committee does not focus on supplemental executive retirement plans, life insurance, change in control agreements, and other compensation elements in its comparisons because it does not believe such comparisons are particularly meaningful, it is difficult to assign a value to certain elements, and it is not believed to be industry practice to do so.

According to information provided by our Consultant, the 2010 total annual compensation of each of our named executive officers is at the following percentile of the peer group:  Mr. Sznewajs:  61st percentile; Mr. Giltvedt:  46th percentile; Ms. McKeown:  41st percentile; Mr. Robbins:  46th percentile; and Mr. Bygland:  7th percentile.  The 2010 retention awards discussed on page 27 are not included in the peer group comparison since the executive officers must be employed on the date of payout in 2011 and 2012.

Based on our review of the compensation arrangements discussed below, and our assessments of individual and corporate performance, we believe our executive compensation levels and the design of our executive compensation programs are effective.

Goals.  The compensation program and its various elements are designed to reward a combination of individual, department and/or corporate performance.  How the various elements of the compensation program are designed to reward such performance is explained more fully below.

Elements of Compensation.  The primary elements of our compensation program for named executive officers are base salary, annual bonus, stock options, restricted stock, supplemental executive retirement plans, life insurance, change in control agreements, deferred compensation plans, retention awards, and an employment contract with the President & CEO.  In addition, named executive officers are eligible to receive other benefits that are generally available to all employees on a non-discriminatory basis, such as participation in and matching contributions under our 401(k) plan, vacations, and medical, dental, life, disability, and long term care insurance.

Base Salaries.  Base salaries of named executive officers were not adjusted as of January 1, 2008, 2009 or 2010 due to the Company's financial performance.  Base salaries for 2010 were at the following percentiles of the peer group:  Mr. Sznewajs 34th percentile, Mr. Giltvedt 21st percentile, Ms. McKeown 44th percentile, Mr. Robbins 50th percentile, and Mr. Bygland 8th percentile.

Effective January 1, 2011, base salaries for Messrs. Sznewajs, Giltvedt, and Robbins and Ms. McKeown were increased as follows:

Name	2010 Base Salary	2011 Base Salary (1)	% Increase	Basis for Increase
Robert D. Sznewajs	$360,000	$420,000	17%
To move his base salary closer to the 50th percentile of the peer group, to reward him for his contribution to the improved performance of the Company, and to off-set, in part, his forfeiture of any future stock awards pursuant to the terms of his Employment Agreement.

Anders Giltvedt	$200,000	206,000	3%	To move his base salary closer to the 50th percentile of the peer group and to reward him for his contributions to the improved performance of the Company.
Hadley S. Robbins	$200,000	206,000	3%	To reward him for his contributions to the improved performance of the Company.
Xandra McKeown	$200,000	206,000	3%	To move her base salary closer to the 50th percentile of the peer group and to reward her for her contributions to the improved performance of the Company.

(1)	The 2011 Base Salary does not include the amount of the retention award that Anders Giltvedt, Hadley S. Robbins and Xandra McKeown may receive in 2011.

Also, as of January 1, 2010, our Board determined that Mr. Bygland was no longer serving in a policy making position.

As described in greater detail below, an increase in the base salary of a named executive officer also results in an increase in such officer's targeted annual bonus and benefit levels under the supplemental executive retirement and change in control agreements applicable to him or her and may also lead to increases in the number of stock options and restricted shares granted to such person.

Annual Bonuses. In light of lower than expected corporate performance, annual bonuses have not been paid to Mr. Sznewajs since the 2006 performance year and to other named executives since the 2007 performance year.  Although no annual bonuses have been paid recently, this section describes the structure of Bancorp's annual bonus program.

Annual bonuses allow named executives to earn additional annual cash compensation if performance goals and certain objective and subjective criteria are satisfied.  The bonus paid each named executive officer is a function of the executive's bonus opportunity, the achievement of individual, department and/or corporate performance goals, and the Compensation Committee's discretion.

The bonus opportunity of each named executive is a percentage of his or her base salary and, except in the case of our CEO, is proposed by the President and CEO and reviewed and approved annually by the Compensation Committee.  For example, an executive with a base salary of $200,000 and a bonus opportunity of 50% has an opportunity to earn a bonus of $100,000, subject to achievement of individual, department and Company performance goals and to the discretion of the Compensation Committee.  The bonus paid may be more or less than the amount of the bonus opportunity.  This structure gives the Compensation Committee latitude to weigh factors it considers important when considering executive bonuses, including subjective factors.

The bonus opportunity and the percentage of that opportunity that is allocated between individual, department and corporate goals for each named executive is as follows:

			Percent of Bonus Opportunity Allocated to Achievement of
	Bonus Opportunity*		Individual and Department Goals	Corporate Goals
Robert D. Sznewajs	50	%(1)	0%	100%
Anders Giltvedt	60%		25%	75%
Xandra McKeown	50%		50%	50%
Hadley S. Robbins	50%		50%	50%
James D. Bygland	30%		50%	50%
*As a percentage of base salary.

(1)           Under the employment agreement with Mr. Sznewajs effective on January 1, 2011.  Under Mr. Sznewajs’ prior employment agreement his Bonus Opportunity was 100%.

Our primary long-term corporate goals in prior years have been to maintain a 10% or greater year-over-year growth in earnings per share and a 15% or greater return on average equity, tangible.  All of these goals have been adjusted due to the severe economic conditions over the past several years. The Company did not achieve its historic long term corporate goals in 2010 or the past several years.  Over the past year significant time has been spent raising additional capital, retaining customers and employees, reducing non-performing assets and reducing certain operating expenses to control costs.

During 2010 the Company successfully raised capital, made significant progress towards consistently reducing non-performing assets, had a high retention rate of both customers and key employees, and reduced certain operating expense.  Although progress was made in achieving these goals, the Committee determined that each named executive should receive 0% for both the corporate goals part and the individual/ department part of his/her bonus opportunity in 2010.

The individual and department performance goals of each named executive officer differed.  Mr. Sznewajs had no individual or department goals.  The individual and department performance goals of each of our named executives were as follows:

Officer	Performance Goal Areas
Anders Giltvedt
Financial reporting, corporate risk management, compliance and audit, asset/liability and capital management, corporate projects and quality of reporting to our Board and its Audit & Compliance Committee.

Xandra McKeown
Origination and sale of certain commercial, industrial and real estate loans, deposit gathering and related products, cross-sales, reduction in non-performing assets, and customer retention and satisfaction.

Hadley S. Robbins	Credit quality, loan losses, reduction in non-performing assets, enhancing credit administration practices, and quality of reporting to our Board and its Loan, Investment & Asset/Liability Committee.

Officer	Performance Goal Areas
James D. Bygland	Systems maintenance (including operational accuracy) and systems development (including new products and services).

The foregoing goals are general rather than specific.  All named executives also have department goals relating to employee satisfaction.

In light of the Committee's determination that no annual bonuses should be paid due to Bancorp's lower than expected financial performance, achievement of individual and department goals became irrelevant for purposes of determining annual bonuses.

2010 Retention Awards.  In May 2010, in consideration of the challenges confronting the Company, retention awards were granted to retain key employees to reward them for their efforts in raising capital, reducing non-performing assets, controlling operating expenses and retaining customers and employees during 2010.  To earn the full award, each employee must stay with the Company through May 1, 2012.

Name	Payable May 1, 2011	Payable May 1, 2012
Anders Giltvedt	$60,000	$60,000
Hadley S. Robbins	$50,000	$50,000
Xandra McKeown	$50,000	$50,000
James D. Bygland	$22,500	$22,500

Mr. Sznewajs did not receive a retention award in 2010.

Restricted Stock and Stock Options.  Restricted stock and stock options provide the Compensation Committee with important tools to attract, retain, motivate and reward named executive officers and to further align the interests of management with those of our shareholders.  Restricted stock and stock option awards are designed to strengthen the mutuality of interests between Bancorp's shareholders and named executive officers by providing a portion of annual compensation in a form that gives the executive a proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp.  Stock option grants provide an additional incentive for named executive officers to build shareholder value since recipients only receive value from the grants if the price of our stock appreciates.

In 2010, restricted stock was granted to Mr. Sznewajs that vests 33% each year for three years and to Mr. Giltvedt, Ms. McKeown, Mr. Robbins and Mr. Bygland that vests 25% each year for four years.  The vesting period helps retain named executive officers and is generally consistent with industry practice.  We chose to grant restricted stock to encourage long-term shareholder value vs. motivation on stock price increases only.

The number of shares granted to each named executive was determined based on individual performance, the executive's potential, and a formula that takes into account the total number of shares being granted to all employees (as determined by total dollars available for all such grants ), the executive's salary, and a multiplier based on the executive's job grade.

Supplemental Executive Retirement Plans.  The Compensation Committee approved entry into supplemental executive retirement agreements ("SERPs") with Mr. Sznewajs (restated January 2011), Mr. Giltvedt, Ms. McKeown, and Mr. Bygland in 2003, and with Mr. Robbins in 2007.  The SERPs were implemented to help retain key executives and remain competitive with others in our peer group.  In a report provided by our Consultant in 2003, it was reported that 14 of the 19 bank holding companies in our peer group at the time provided SERPs to one or more executive officers.  Information provided by our Consultant indicated that benefits to be provided to named executives under the SERPs would, with respect to percentage of base salary and payout periods, be in the mid-range of benefits provided by companies in our peer group at the time.

The SERPs, as amended in 2005, tie the benefit provided to a percentage of final base salary.  All named executives have elected to receive their SERP benefits in a lump sum payment rather than in a fiscal payment over 15 years, except that Mr. Giltvedt has elected a lump sum only in the event of benefits triggered by death.  Each SERP includes non-compete and non-solicitation provisions.  For more detailed discussion of the SERPs, see the discussion in this section below under the subheading "Pension Benefits for 2010."

Life Insurance.  In 2003, we purchased bank-owned life insurance for Mr. Sznewajs, Mr. Giltvedt, Ms. McKeown, and Mr. Bygland and others to help recover the costs of projected employee benefits, provide key executives with another element of a comprehensive and competitive compensation package, reward those persons for past and future services, and encourage them to continue employment with us.  In 2007, we purchased a term life insurance policy for Mr. Robbins.  Life insurance benefits under the policies are $300,000 for Mr. Sznewajs and $200,000 for each other named executive officer.  Additional life insurance coverage is provided under policies available to all employees.

Change In Control Agreements.  The Compensation Committee approved entry into change in control agreements ("CIC's") for Mr. Sznewajs, Mr. Giltvedt, Ms. McKeown, and Mr. Bygland in 2003 and Mr. Robbins in 2007.  The CICs were implemented to help us retain the executives (particularly after a change in control has been proposed) and remain competitive with others in our peer group and in our market.

Benefits under the CICs are payable to each named executive officer upon the occurrence of events described in the CICs.  Those events require both a change in control (as defined in the CIC) and a termination of the employment of the named executive officer (i.e., a double trigger).  CICs provided by some other companies provide executives with benefits solely upon the occurrence of a change in control (i.e., a single trigger).  We believe our approach is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment.

For a more detailed discussion of the terms and conditions of the CICs, see the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control."

Deferred Compensation Plan.  We maintain an executive officers' deferred compensation plan which permits each named executive officer and others to defer all or part of his or her base salary, annual incentive bonuses, and commissions under the plan on a tax-deferred basis.  The plan provides us with an additional opportunity to attract and retain senior officers by providing them with a tax-advantaged investment vehicle at a very nominal cost to us.  We do not make contributions to the plan or pay or guarantee earnings to participants.

An amount equal to participant deferrals is placed in a "rabbi" trust that is subject to the claims of our creditors.  Plan participants have a number of investment options, including Bancorp stock.  The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects.  Participants are fully vested in their plan benefits at all times.  For more detailed discussion of the deferred compensation plan, see the discussion in this section below under the subheading "Nonqualified Deferred Compensation for 2010."

Employment Contract with the CEO.  We entered into a new employment agreement with Mr. Sznewajs that became effective on January 1, 2011 (the "2011 Employment Agreement") and continues for a three-year term that ends December 31, 2013.  This agreement became effective immediately following the end of the term of our previous three-year agreement with Mr. Sznewajs, which expired on December 31, 2010 (the "2010 Employment Agreement").  Both agreements are consistent with the objectives of our compensation program to attract, retain, motivate and reward highly qualified executives.  For more detailed discussion of the terms and conditions of the 2011 Employment Agreement, see the tables and related discussion below under the subheading "Potential Payments Upon Termination or Change in Control."

Under Mr. Sznewajs’s employment agreement, which expired December 31, 2010, Mr. Sznewajs was entitled to receive an annual base salary of $360,000 and an annual cash bonus opportunity of 100% of his annual base salary.  Under Mr. Sznewajs current employment agreement, which expires December 31, 2013, Mr. Sznewajs is entitled to receive an annual base salary of $420,000, subject to upward adjustment only based on reviews to occur annually and an annual cash bonus opportunity of 50% of his annual base salary.  In addition, Mr. Sznewajs will not receive any stock option or restricted stock awards during the term of his employment agreement.  Mr. Sznewajs is also entitled to participate in all pension, welfare and insurance benefit plans or programs, and such fringe benefits as are available to other senior executives.

Role of Executive Officers.  The base salaries, bonus payments, and restricted shares granted to Mr. Giltvedt, Ms. McKeown, Mr. Robbins, and Mr. Bygland were recommended to the Compensation Committee by our CEO and Executive Vice President of Human Resources and approved by the committee.  The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the committee as a whole.  Our CEO and Executive Vice President of Human Resources were present during the Compensation Committee's deliberations and approval process.  The base salary, bonus payment, and restricted shares granted to Mr. Sznewajs were approved by the Compensation Committee in executive session.

Compensation Recovery and Forfeiture Policies.  We maintain the following provisions regarding the recovery, adjustment and forfeiture of compensation paid or due to named executive officers:

Forfeiture of Equity Awards. The 2002 Plan provides that, in the event the employment of any holder of an option is terminated for cause, stock options of such holder, whether vested or unvested, will terminate.  Termination "for cause" is defined as either conviction for committing a felony or willful and deliberate failure to perform job duties.  Restricted stock that has not yet vested will also be forfeited upon any "for cause" termination.  These provisions serve to protect our intellectual and human capital and help ensure that our executives act in the best interest of our company and its stockholders.

Forfeiture and Recoupment Benefits.  Each SERP applicable to our named executive officers provides that the executive will forfeit any benefits upon any termination of employment "for cause."  An explanation of what constitutes "for cause" may be found in the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control."  Each agreement also provides that, if the non-competition or non-solicitation provisions of the agreement are violated, any payments made after the date of breach must be repaid and any remaining unpaid benefits will be forfeited.

Recoupment of Annual Bonuses and Stock Gains.  The Sarbanes-Oxley Act of 2002 provides that if a company is required to restate its financials due to material non-compliance with reporting requirements, the chief executive officer and chief financial officer must reimburse the company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public release of later-restated financials, and (2) any profits from the sale of securities during those 12 months.

Stock Ownership Policy Guidelines.  We established the following policy and recommended guidelines regarding minimum ownership of Bancorp stock by our named executive officers:

Position:	Number of Shares:

Chief Executive Officer	90,000
Chief Financial Officer	38,500
Chief Credit Officer	22,500
Business Banking Manager	22,500
Chief Information Officer	22,500

Named executive officers are expected to achieve the indicated share ownership within three to five years of becoming an executive.  Shares subject to stock options, whether vested or unvested, are considered owned for purposes of our stock ownership policy.  During 2010, all named officers were in compliance with the policy.

Accounting and Tax Treatments.  Provisions of the Internal Revenue Code limit the deductibility of compensation in excess of $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions.  The Compensation Committee strives to qualify executive compensation for deductibility to the extent consistent with the best interests of our company, but deductibility is not the sole factor used by the committee in ascertaining appropriate levels or modes of compensation.

Bank Holding Company Peer Group.  The Consultant's 2010 report provided compensation-related information regarding the bank holding companies listed below (the "peer group").  Data is current as of June 30, 2010.

				Total Assets	ROAA	ROAE
				MRQ	YTD	YTD
	Company Name	Ticker	State	$(000)	(%)	(%)
1	CVB Financial Corp.	CVBF	CA	6,860,396	1.03	10.68
2	Glacier Bancorp Inc.	GBCI	MT	6,294,836	0.75	5.97
3	Western Alliance Bancorp	WAL	NV	5,959,479	0.05	0.55
4	PacWest Bancorp	PACW	CA	5,153,682	-2.22	-23.46
5	Westamerica Bancorp.	WABC	CA	4,727,086	1.98	18.38
6	Banner Corp.	BANR	WA	4,701,606	-0.28	-3.15
7	Columbia Banking Sys.	COLB	WA	4,289,115	0.63	4.23
8	Wilshire Bancorp Inc.	WIBC	CA	3,437,094	-0.02	-0.25
9	Nara Bancorp Inc.	NARA	CA	2,901,065	-1.21	-9.96
10	CoBiz Financial Inc.	COBZ	CO	2,458,079	-0.68	-7.22
11	Center Financial Corp.	CLFC	CA	2,275,143	0.92	7.88
12	TriCo Bancshares	TCBK	CA	2,224,645	0.26	2.82
13	Guaranty Bancorp	GBNK	CO	1,983,798	-0.61	-6.43
14	First California Fin’l Grp.	FCAL	CA	1,452,999	0.04	0.29
15	Sierra Bancorp	BSRR	CA	1,328,306	0.74	7.11
16	Heritage Commerce Corp.	HTBK	CA	1,303,760	-8.67	-66.16
17	Bank of Marin Bancorp	BMRC	CA	1,185,536	1.08	11.15
18	Pacific Continental Corp.	PCBK	OR	1,175,420	0.46	3.24
19	Pacific Mercantile Bncp.	PMBC	CA	1,148,489	-1.99	-30.94
	Average			3,203,186	-0.41	-3.96
	25th Percentile			1,390,653	-0.65	-6.83
	50th Percentile			2,458,079	0.05	0.55
	75th Percentile			4,714,346	0.75	6.54
	West Coast Bancorp	WCBO	OR	2,505,486	-0.36	-3.68
	Percent Rank			51%	32%	32%

The Consultant's 2010 report included information regarding base salary, bonus, value of awarded stock options, value of restricted stock awards, and certain other compensation derived from various sources, including the proxy statements, of members of the peer group.  The peer group used in the Consultant's 2010 report was jointly selected by the Compensation Committee, management and the Consultant.

Summary Compensation Table

The following table summarizes the various elements of compensation paid to or earned by our chief executive officer, chief financial officer and other three most highly compensated executive officers during 2008, 2009, and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert D.
Sznewajs,	2010	$360,000	$0	$503,999	$0	$0	$6,892	$0	$870,891
President and	2009	360,000	0	0	19,572	0	27,148	825	407,545
Chief	2008	360,000	0	258,964	76,324	0	37,267	13,395	745,856
Executive Officer

Anders
Giltvedt,	2010	$200,000	$0	$132,216	$0	$0	$40,736	$0	$372,952
EVP/Chief	2009	200,000	0	0	5,326	0	39,812	320	245,458
Financial	2008	200,000	0	131,529	20,595	0	38,836	4,254	395,189
Officer

Xandra
McKeown,	2010	$200,000	$0	$100,000	$0	$0	$44,230	$0	$344,230
EVP/Business	2009	200,000	0	0	4,509	0	43,321	217	248,047
Banking	2008	200,000	0	84,354	11,014	0	42,325	2,746	340,425

Hadley S.
Robbins,	2010	$200,000	$0	$100,000	$0	$0	$54,578	$0	$354,578
EVP/Chief	2009	200,000	0	0	4,509	0	53,229	203	257,941
Credit	2008	200,000	0	84,354	11,014	0	51,796	2,157	349,307
Officer

James D.
Bygland,	2010	$150,000	$0	$60,000	$0	$0	$26,712	$0	$236,712
EVP/Chief	2009	150,000	0	0	3,692	0	26,060	96	179,848
Information	2008	150,000	0	35,420	5,507	0	25,389	1,322	216,631
Officer

(1)
The dollar amounts in column (e) reflect the grant date fair value using the closing price of the stock on the grant date, with the exception that the value of one 2008 award to each named executive officer subject to a performance condition are based on probable outcome with respect to satisfaction of the performance condition, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture).  The 2008 award is subject to the price of Bancorp stock reaching $23.57 for a period of 20 consecutive business days on or before April 22, 2012 and has been assigned a value of $8.16 per share.  Additional details regarding restricted stock awards under the 2002 Plan are described in the tables below under the headings "Grants of Plan-Based Awards for 2010" and "Outstanding Equity Awards at Fiscal Year-End 2010."

(2)
The dollar amounts in column (f) reflect grant date fair value estimated on the grant date using the Black-Sholes option pricing model in accordance with FASB ASC Topic 718.  Additional details regarding stock options granted under the 2002 Plan are described in the tables below under the headings "Grants of Plan-Based Awards for 2010" and "Outstanding Equity Awards at Fiscal Year-End 2010."

(3)
The dollar amounts in column (h) reflect increases in the actuarial present value of each executive's SERP using assumptions consistent with those used in our financial statements, as discussed in the table and related discussion under the subheading "Pension Benefits for 2010" below.

(4)
The dollar amounts in column (i) reflect dividends on restricted stock and 401(k) Plan matching contributions.  No matching contributions were made with respect to 2008, 2009 and 2010 contributions to the 401(k) Plan.

Grants of Plan-Based Awards for 2010

The following table sets forth certain information concerning individual grants of equity and non-equity awards to the named executive officers during the year ended December 31, 2010.  No previously issued stock options were repriced or otherwise modified in 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Stock or Units (1) (#)	Underlying Options (#)	of Option Awards ($/Share)	of Stock and Option Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert D.
Sznewajs	4/28/2010	—	—	—	—	—	—	154,601	0	$0	$503,999

Anders
Giltvedt	4/28/2010	—	—	—	—	—	—	40,557	0	$0	$132,216

Xandra
McKeown	4/28/2010	—	—	—	—	—	—	30,675	0	$0	$100,000

Hadley S.
Robbins	4/28/2010	—	—	—	—	—	—	30,675	0	$0	$100,000

James D.
Bygland	4/28/2010	—	—	—	—	—	—	18,405	0	$0	$60,000

(1)
Reflects restricted stock grants in 2010 under the 2002 Plan.  Except for Mr. Sznewajs, shares vest 25% per year over a four-year vesting schedule and vest immediately in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting our company. Shares for Mr. Sznewajs vest 33% per year over a three year vesting schedule and vest immediately in the event of death, disability, or termination of employment within 36 months of a change in control affecting our company.   Shares held by employees terminated for cause terminate immediately.

(2)	Reflects a grant date price of $3.26

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth certain information concerning outstanding equity awards held by named executive officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	68,368			$10.28	4/24/2011	163,963	$462,376	10,300	$29,046
	44,240			14.67	5/21/2012
	5,079			16.24	4/22/2013
Robert D.	29,100			20.64	4/26/2015
Sznewajs	21,150			27.50	4/25/2016
	17,331	17,324		12.75	4/22/2018
	14,970	14,975		2.31	4/28/2019

	19,752			$10.28	4/24/2011	44,807	$126,356	4,500	$12,690
	13,600			14.67	5/21/2012
	10,100			16.24	4/22/2013
Anders	8,800			21.32	4/20/2014
Giltvedt	9,000			20.64	4/26/2015
	3,500			27.50	4/25/2016
	4,676	4,676		12.75	4/22/2018
	4,075	4,075		2.31	4/28/2019

	4,500			$16.24	4/22/2013	33,587	$94,715	2,500	$7,050
	4,450			21.32	4/20/2014
Xandra	5,000			20.64	4/26/2015
McKeown	2,900			27.50	4/25/2016
	2,502	2,498		12.75	4/22/2018
	3,450	3,450		2.31	4/28/2019

	4,200	4,200		$31.92	3/27/2017	34,006	$95,897	2,500	$7,050
Hadley S.	1,250	3,750		12.75	4/22/2018
Robbins	3,450	3,450		2.31	4/28/2019

	7,715			$10.28	4/24/2011	19,629	$55,354	1,150	$3,243
	7,000			14.67	5/21/2012
	4,000			16.24	4/22/2013
James D.	2,350			21.32	4/20/2014
Bygland	2,500			20.64	4/26/2015
	1,650			27.50	4/25/2016
	1,252	1,248		12.75	4/22/2018
	2,825	2,825		2.31	4/28/2019

(1)
All stock options expire 10 years after the grant date.  Options granted in 2006, 2007, and 2008 vest and become exercisable in equal installments annually over a four-year period.  Options granted in or after 2009 vest and become exercisable in equal installments annually over a two-year period.

(2)	Unvested awards of restricted stock vest as follows:

The following number of restricted shares from one 2008 grant vest if the price of Bancorp stock reaches $23.57 for a period of 20 consecutive business days on or before April 22, 2012:  Mr. Sznewajs:  10,300 shares; Mr. Giltvedt:  4,500 shares; Ms. McKeown:  2,500 shares; Mr. Robbins:  2,500 shares; and Mr. Bygland:  1,150 shares.  The remainder of the restricted stock awards vest as follows:

Year of Vesting
	2011	2012	2013	2014
Mr. Sznewajs	57,896	64,834	51,533	—
Mr. Giltvedt	12,715	16,314	10,139	10,139
Ms. McKeown	9,431	11,319	7,669	7,668
Mr. Robbins	9,850	11,319	7,669	7,668
Mr. Bygland	5,364	6,213	4,601	4,601

(3)	Based on the $2.82 closing price per share of our stock on December 31, 2010.

(4)	For a description of vesting terms of incentive-based awards see footnote (1) to the preceding "Grants of Plan-Based Awards for 2010" table.

Option Exercises and Stock Vesting for 2010

The following table sets forth certain information concerning exercises of stock options and vesting of restricted stock by the named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	—	$—	9,637	$28,725
Anders Giltvedt	—	$—	3,412	$10,152
Xandra McKeown	—	$—	2,387	$7,103
Hadley S. Robbins	—	$—	2,181	$6,296
James D. Bygland	—	$—	1,088	$3,239

(1)	Based on the closing price per share of our stock on the date of vesting.

Pension Benefits for 2010

The following table sets forth certain information concerning Bancorp's supplemental executive retirement agreements ("SERPs") with named executive officers as of December 31, 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	SERP for Robert Sznewajs	11	$1,281,956	$0
Anders Giltvedt	SERP for Anders Giltvedt	10	$247,139	$0
Xandra McKeown	SERP for Xandra McKeown	10	$281,425	$0
Hadley S. Robbins	SERP for Hadley Robbins	4	$197,615	$0
James D. Bygland	SERP for James Bygland	11	$161,902	$0

(1)
SERPs are individual contracts with each of our named executive officers that originally provided for specified benefit payments over a fixed 15-year term.  The SERPs were amended in late 2008 to provide each named executive officer with an option to receive a lump sum payment at retirement.  Mr. Giltvedt elected to receive a lump sum payment in the event of his death prior to normal retirement age.  The other executive officers each elected to receive lump sum payments in all payment circumstances.  The valuation method used to determine the present value of accumulated benefit in column (d) above and the increase in the present value of the benefit disclosed in column (h) of the Summary Compensation Table is consistent with Accounting Principles Board Opinion No. 12, as amended, and based on the actual terms of each SERP and a discount rate of six percent as specified in the SERPs.  The same methods and assumptions were used to derive amounts included in our financial statements.

We entered into a SERP with Mr. Robbins in April 2007.  We entered into SERPs with each of our other named executive officers in August 2003, which SERPs were amended effective July 1, 2005.  the SERPs were further amended in late 2008 to comply with section 409A of the Internal Revenue Code and to give each named executive officer a one-time opportunity, to be exercised on or before December 31, 2008, to elect to receive some or all SERP payments in a lump sum payment upon reaching retirement or normal retirement age, as the case may be.  Mr. Sznewajs's SERP was restated effective January 2011.  Each SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for the participant.  Each SERP is further intended to assist in assuring each participant's continued service to our company.

Benefit amounts payable under each SERP vary based on whether (1) a participant retired at normal retirement age or terminated employment in connection with a termination event under his or her change in control agreement, or (2) terminated employment due to early voluntary termination, early involuntary termination, or disability.

All SERP benefits are equal to, or the lump sum payment is calculated based on the value of, a 15-year stream of monthly payments equal to 35% of the participant's final base salary, except that, in the event a participant terminates employment in connection with a termination event under his or her change in control agreement, monthly payments or lump sum amounts are based on 35% of projected base salary as of the participant's normal retirement date.  Effective January 1, 2011, Mr. Sznewajs’ benefit changed to 45% of his annual base salary effective on January 1, 2011.  In the event a participant terminates employment as a result of an early voluntary termination, early involuntary termination, or disability, his or her monthly payments or lump sum amounts will be based on annual benefit levels determined in accordance with a formula set forth in each participant's SERP that results in benefit amounts that increase over the participant's period of continued service, but not above the normal retirement benefit.  No benefits are payable if a participant is terminated for cause (as defined in each participant's change in control agreement).

Each SERP also includes non-competition and non-solicitation provisions that provide for a loss of future benefits and forfeiture of benefits received after a breach but before discovery if an executive competes with us in the states of Oregon or Washington or solicits our customers or employees (i) in the case of Mr. Sznewajs, within 36 months of any termination which triggers change in control benefits or 24 months of any other termination; and (ii) in the case of other named executives, within 24 months of any termination which triggers change in control benefits or 12 months of any other termination.

Retirement, change in control, involuntary termination, and disability benefits of each participant are fully vested immediately.  Voluntary termination benefits are presently vested as follows:  Mr. Sznewajs, 100%; Mr. Giltvedt, 100%; Ms. McKeown, 100%; Mr. Robbins, 30%; and Mr. Bygland, 100%.  Benefits not currently vested will continue to vest at a rate of 10% for each additional year of completed service.  Each SERP may be amended only by mutual agreement, except that we may amend or terminate each SERP if laws or regulations change in a way that would result in benefits being taxable to the executive before receipt or in material financial penalties or other materially detrimental ramifications to our company, provided in any case vested benefits would be preserved.

Nonqualified Deferred Compensation for 2010

The following table sets forth certain information regarding the accounts of named executive officers under Bancorp's executives' deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Bancorp Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert D. Sznewajs	$0	$0	$0	$0	$0
Anders Giltvedt	$0	$0	$17,359	$0	$183,839
Xandra McKeown	$0	$0	$1,245	$0	$12,143
Hadley S. Robbins	$0	$0	$0	$0	$0
James D. Bygland	$0	$0	$463	$0	$1,917

(1)
Named executive officers have deferred amounts reported as compensation in previous years’ Summary Compensation Table into the executive's deferred compensation plan as follows:  Mr. Giltvedt - $136,064; Ms. McKeown - $10,783; Mr. Robbins - $69,653; and Mr. Bygland - $8,494.

Our executive officers' deferred compensation plan permits each named executive officer (and other senior executives) to defer all or part of his or her base salary, annual incentive bonuses, and commissions on a tax-deferred basis.  We have not and do not make contributions to the plan or pay preferential earnings or guaranty interest to participants in the plan.

Under the plan, an amount equal to deferrals under the plan is placed in a "rabbi" trust that is subject to the claims of our creditors.  Participants have a number of investment options upon which to base earnings on deferred amounts, including our stock.  The return on contributions enjoyed by each participant depends on the return on the investments that the participant selects.  The following table shows currently available investment choices and annualized returns earned by those choices in 2009:

Plan Investment Choice	Performance (annual return for 2010)
American Century Strategic Allocation: Conservative	9.4%
American Century Strategic Allocation: Moderate	12.5%
American Funds EuroPacific Growth Fund	9.4%
American Funds Growth Fund of America	12.3%
Baron Growth Fund	24.0%
Dodge & Cox Balanced Fund	12.2%
Federated Government Obligations Fund	0.0%
Federated High-Income Bond Fund, Inc. A	14.1%
Federated MDT Small Cap Value (1)	24.2%
Federated Stock	11.3%
Federated Total Return Bond Instl	7.3%
Manager's AMG Systematic Value Fund	18.0%
Veracity Small Cap Value I (2)	1.9%
West Coast Bancorp Stock	34.3%

(1)	This investment option was only available from January 1, 2010 through December 15, 2010.

(2)	This investment option became available December 15, 2010

Contributions and earnings may be withdrawn following termination of employment or upon the occurrence of a financial hardship approved by the plan administrator.

Equity Compensation Plan Information (this table is now reported in the 10k and should be moved there)

The following table summarizes information regarding shares of Bancorp stock that may be issued upon exercise of options, warrants and rights under Bancorp's existing equity compensation plans and arrangements as of December 31, 2010.  All of our plans or arrangements under which equity compensation may be awarded have been approved by shareholders.  The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights	B. Weighted- average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by shareholders (1)	1,532,634	$13.38	488,116
Equity compensation plans not approved by shareholders	0	N/A	0
Total	1,532,634	$13.38	488,116

(1)	Future grants may be made only under the 2002 Plan. The number of shares shown in column C as available for future issuance includes 471,654 shares available for restricted stock grants.

Potential Payments Upon Termination or Change in Control

The following five tables set forth certain information concerning payments and other benefits that would have been payable to our named executive officers in the event of a termination of employment on December 31, 2010, under various circumstances described in the tables.  The tables assume no changes in benefits or vesting are made by our Board.  None of our officers other than Mr. Sznewajs is entitled to severance payments solely as a result of a termination of employment.  Mr. Sznewajs may be entitled to severance under the terms of his employment agreement.  All of our named executive officers have entered into a change in control agreement (a "CIC agreement") with us that provides severance benefits if his or her employment is terminated by us without cause or by the executive for good reason (which includes changes in job responsibilities) within a certain period after a change in control of our company (referred to as a "CIC" in the following tables).  We have not entered into any agreements or plans that provide benefits to our named executive officers solely as a result of a change in control.  Except as noted in the footnotes to the tables, all amounts are payable by Bancorp.

Robert D. Sznewajs, President and Chief Executive Officer

	Voluntary Terminations			Involuntary Terminations (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason With CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Terminations	Death	Disability
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$360,000	$1,080,000	$0	$360,000	$1,080,000	$0	$0	$0
Restricted Stock Vesting (2)	491,424	491,424	491,424	491,424	491,424	0	491,424	491,424
Stock Option Vesting (2)	7,637	7,637	7,637	7,637	7,637	0	7,637	7,637
SERP Benefits (3)	0	0	0	0	0	0	0	0
Health Benefits (4)	12,961	19,441	0	12,961	19,441	0	0	0
Life Insurance Proceeds (5)	0	0	0	0	0	0	900,000	0
Outplacement (6)	0	10,000	0	0	10,000	0	0	0
Tax Gross-up (Est.) (7)	0	0	0	0	0	0	0	0
Total	$864,385	$1,608,503	$499,061	$864,385	$1,608,503	$0	$1,399,059	$499,062

(1)
Dollar amounts in columns (a) and (d) are comprised of amounts that would be due to Mr. Sznewajs under his Employment Agreement as in effect on December 31, 2010, under which, in the event he terminates his employment with us for "good reason" or we terminate his employment without "cause," each as described in his employment agreement and summarized in the discussion that follows these tables, he is entitled to receive a lump sum payment equal to the sum of:

•	Base salary for his contract term ending December 31, 2010;

•	Annualized bonus for the year termination occurs (in this case zero for 2010);

•
The average of the annualized bonus for the year termination occurs (in this case zero for 2009) and the actual bonus paid for the year before termination occurs (in this case zero for 2008) times the number of years remaining on the contract after termination occurs in this case, one); and

•	His deemed matching and profit sharing contributions under our 401(k) plan (in this case zero).

All payments must be made within six months of termination.  Mr. Sznewajs has no obligation to mitigate or offset amounts we pay him if he takes another position following termination.

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Sznewajs under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within three years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

•	Three times his adjusted salary and average bonus; and

•	Three times his deemed matching contribution under our 401(k) plan.

Cash payments due under Mr. Sznewajs's CIC agreement must be paid the first day of the seventh month following the date of a termination event, unless applicable regulations permit earlier payments, in which case payment must be made within 30 days of the date of termination.

(2)
All dollar amounts represent the value of the vesting in full of shares of restricted stock that were not vested as of December 31, 2010, calculated by multiplying the number of shares that would vest by the closing price of our stock on December 31, 2010, $2.82 per share (the "Year-End Price").  Mr. Sznewajs is entitled to vesting of all restricted stock and options with respect to various termination events described in the column headings as follows:  (i) columns (a) and (d), under the terms of his employment agreement, (ii) columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, (iii) columns (c) and (f), under the terms of the 2002 Plan and related award agreements that provide for full vesting upon retirement, unless terminated for cause, and (iv) columns (g) and (h), under the terms of both the 2002 Plan and his employment agreement.

(3)	Mr. Sznewajs is fully vested in his SERP benefits; accordingly, he receives no incremental benefits under his SERP upon the occurrence of any of the described events, other than death or disability.

(4)
Dollar amounts in columns (a) and (d) represent total COBRA payments for 12 months that we would be obligated to pay under Mr. Sznewajs's employment agreement, provided that our obligation to make these payments terminates if he qualifies for group health coverage from a subsequent employer.  Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that we would be obligated to pay under Mr. Sznewajs's CIC agreement, except that our obligation to make these payments will not exceed the maximum period for which COBRA coverage is provided by law.

(5)
The dollar amount in column (h) represents amounts that would be due to Mr. Sznewajs's heirs under our bank-owned life insurance program ($300,000) that provides a benefit to certain executives and our group term life insurance program ($600,000) that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $1,000,000.  Such amounts would be paid by insurance companies rather than by us.  Figures do not include amounts payable under an accidental death and dismemberment policy ($600,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death, but also subject to a cap of $1,000,000.

(6)	Represents amounts available for outplacement services under his CIC agreement.

(7)
If severance benefits due to Mr. Sznewajs under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code (the "Code"), he is entitled to be reimbursed for taxes on an after-tax basis.  Mr. Sznewajs's severance benefits as of December 31, 2010, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Anders Giltvedt, Executive Vice President and Chief Financial Officer

	Voluntary Terminations			Involuntary Terminations (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason With CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Terminations	Death	Disability
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$0	$400,000	$0	$0	$400,000	$0	$0	$0
Restricted Stock Vesting (2)	0	139,046	0	0	139,046	0	139,046	139,046
Stock Option Vesting (2)	0	2,078	0	0	2,078	0	2,078	2,078
SERP Benefits (3)	0	117,739	0	0	117,739	0	670,850	0
Health Benefits (4)	0	26,342	0	0	26,342	0	0	0
Life Insurance Proceeds (5)	0	0	0	0	0	0	600,000	0
Outplacement (6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-up (Est.) (7)	0	0	0	0	0	0	0	0
Total	$0	$690,205	$0	$0	$690,205	$0	$1,411,974	$141,124

(1)
Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Giltvedt under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

•	Two times his adjusted salary and average bonus; and

•	Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Giltvedt's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2009 and 2010 for services to our company in 2008 and 2009.  Cash payments due under Mr. Giltvedt 's CIC agreement must be paid within 30 days of the date of a termination event.

(2)
All dollar amounts represent the value of the vesting in full of restricted stock that was not vested as of December 31, 2010, calculated by multiplying the number of shares that would vest by the Year-End Price.  Mr. Giltvedt is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Giltvedt under his SERP upon certain termination events described in the table.

(4)
Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Giltvedt under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)
The dollar amount in column (h) represents amounts due to Mr. Giltvedt's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($400,000) that provides a benefit for employees generally equal to two times salary as of the date of death.  Such amounts would be paid by insurance companies rather than by us.  Figures do not include amounts payable under an accidental death and dismemberment policy ($400,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)
If severance benefits due to Mr. Giltvedt under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis.  Mr. Giltvedt's severance benefits as of December 31, 2010, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Xandra McKeown, Executive Vice President of Commercial Banking.

	Voluntary Terminations			Involuntary Terminations (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason With CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Terminations	Death	Disability
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$0	$400,000	$0	$0	$400,000	$0	$0	$0
Restricted Stock Vesting (2)	0	101,765	0	0	101,765	0	101,765	101,765
Stock Option Vesting (2)	0	1,760	0	0	1,760	0	1,760	1,760
SERP Benefits (3)	0	103,894	0	0	103,894	0	619,630	0
Health Benefits (4)	0	9,445	0	0	9,445	0	0	0
Life Insurance Proceeds (5)	0	0	0	0	0	0	600,000	0
Outplacement (6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-up (Est.) (7)	0	0	0	0	0	0	0	0
Total	$0	$621,864	$0	$0	$621,864	$0	$1,323,155	$103,525

(1)
Dollar amounts in columns (b) and (e) represent amounts that would be due to Ms. McKeown under her CIC agreement with us, under which, if she terminates her employment with no for "good reason," or if we or our successor terminate her employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), she is entitled to a lump sum payment equal to the sum of:

•	Two times her adjusted salary and average bonus; and

•	Two times her deemed matching contribution under our 401(k) plan.

(2)
For purposes of calculating Ms. McKeown's severance payment under her CIC agreement, we have used the average of bonuses paid to her in 2009 and 2010 for services to our company in 2008 and 2009.  Cash payments due under Ms. McKeown's CIC agreement must be paid within 30 days of a termination event.

(3)
All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2010, calculated by multiplying the number of shares that would vest by the Year-End Price.  Ms. McKeown is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of her CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(4)	Represents the incremental value of benefits that would become due to Ms. McKeown under her SERP upon certain termination events described in the table.

(5)
Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Ms. McKeown under her CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(6)
The dollar amount in column (h) represents amounts due to Ms. McKeown's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($400,000) that provides a benefit for employees generally equal to two times salary as of the date of death.  Such amounts would be paid by insurance companies rather than by us.  Figures do not include amounts payable under an accidental death and dismemberment policy ($400,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(7)
Represents the amount available to cover outplacement services under her CIC agreement.  If severance benefits due to Ms. McKeown under her CIC agreement subject her to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, she is also entitled to be reimbursed for taxes on an after-tax basis.  Ms. McKeown's severance benefits as of December 31, 2010, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Hadley S. Robbins, Executive Vice President and Chief Credit Officer

	Voluntary Terminations			Involuntary Terminations (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason With CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any other Involuntary Terminations	Death	Disability
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$0	$400,000	$0	$0	$400,000	$0	$0	$0
Restricted Stock Vesting (2)	0	102,947	0	0	102,947	0	102,947	102,947
Stock Option Vesting (2)	0	1,760	0	0	1,760	0	1,760	1,760
SERP Benefits (3)	0	394,107	0	0	394,107	0	862,908	165,076
Health Benefits (4)	0	0	0	0	0	0	0	0
Life Insurance Proceeds (5)	0	0	0	0	0	0	600,000	0
Outplacement (6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-up (Est.) (7)	0	360,196	0	0	360,196	0	0	0
Total	$0	$1,264,009	$0	$0	$1,264,009	$0	$1,567,615	$269,782

(1)
Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Robbins under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

•	Two times his adjusted salary and average bonus; and

•	Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Robbins's severance payment under his CIC agreement, we have used the bonuses paid to him in 2009 and 2010 for services to our company in 2008 and 2009.  Cash payments due under Mr. Robbins's CIC agreement must be paid within 30 days of a termination event.

(2)
All dollar amounts represent the value of the vesting in full of restricted stock that were not vested as of December 31, 2010, calculated by multiplying the number of shares that would vest by the Year-End Price.  Mr. Robbins is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Robbins under his SERP upon certain termination events described in the table.

(4)
Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Robbins under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)
The dollar amount in column (h) represents amounts due to Mr. Robbins's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($400,000) that provides a benefit for employees generally equal to two times salary as of the date of death.  Such amounts would be paid by insurance companies rather than by us.  Figures do not include amounts payable under an accidental death and dismemberment policy ($400,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)
If severance benefits due to Mr. Robbins subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis.  Amount shown represents the estimated gross-up payment that would be due to Mr. Robbins under the terms of his CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

James D. Bygland, Executive Vice President and Chief Information Officer

	Voluntary Terminations			Involuntary Terminations (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason With CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Terminations	Death	Disability
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$0	$300,000	$0	$0	$300,000	$0	$0	$0
Restricted Stock Vesting (2)	0	58,597	0	0	58,597	0	58,597	58,597
Stock Option Vesting (2)	0	1,441	0	0	1,441	0	1,411	1,411
SERP Benefits (3)	0	65,034	0	0	65,034	0	622,803	0
Health Benefits (4)	0	26,652	0	0	26,652	0	0	0
Life Insurance Proceeds (5)	0	0	0	0	0	0	500,000	0
Outplacement (6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-up (Est.) (7))	0	0	0	0	0	0	0	0
Total	$0	$456,726	$0	$0	$456,726	$0	$1,182,841	$60,040

(1)
Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Bygland under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

•	Two times his adjusted salary and average bonus; and

•	Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Bygland's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2009 and 2010 for services to our company in 2008 and 2009.  Cash payments due under Mr. Bygland's CIC agreement must be paid within 30 days of a termination event.

(2)
All dollar amounts represent the value of the vesting in full of restricted stock that were not vested as of December 31, 2010, calculated by multiplying the number of shares that would vest by the Year-End Price.  Mr. Bygland is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Mr. Bygland is fully vested in his SERP benefits; accordingly, he receives no incremental benefits under his SERP upon the occurrence of any of the described events, other than death.

(4)
Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Bygland under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)
The dollar amount in column (h) represents amounts due to Mr. Bygland's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($300,000) that provides a benefit for employees generally equal to two times salary as of the date of death.  Such amounts would be paid by insurance companies rather than by us.  Figures do not include amounts payable under an accidental death and dismemberment policy ($300,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)
If severance benefits due to Mr. Bygland subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis.  Mr. Bygland's severance benefits as of December 31, 2010, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

The discussion below should be read in conjunction with the preceding tables illustrating payments that would be paid to our named executive officers in the event of a hypothetical termination on December 31, 2010.  Significant provisions of our agreements with our named executive officers are discussed below, including definitions relating to employment termination that determine whether our executives will be entitled to severance benefits.  Because our CIC agreements with our named executive officers require termination of employment in addition to a change in control, no executive will be entitled to severance payments due to a change in control alone.

Agreement Terms Affecting Payments Due Upon A Termination of Employment Following a Change in Control.  We have entered into CIC agreements with each of our named executive officers effective as of January 1, 2004, as amended, except in the case of Mr. Robbins whose agreement was entered into effective March 5, 2007.  Each CIC agreement has a one-year term but provides for automatic extension for an additional year on each anniversary of the agreement, unless on or prior to September 30 of each year either we or the executive gives written notice terminating the agreement.  If a "change in control" occurs, each agreement provides for an automatic extension of its term—to three years for Mr. Sznewajs and two years for each other executive.

Each of our executives is entitled to severance benefits if he or she terminates his or her employment for "good reason," or if we terminate his or her employment other than for "cause," "disability," or death within a given period following a change in control – three years for Mr. Sznewajs and two years for all other executives.  Severance benefits will also be payable if an executive is terminated other than for cause, disability or death prior to a change of control and such termination occurs on or after the date a transaction is announced or should have been announced under applicable securities or other laws.  "Good reason" and "cause" in each CIC agreement are defined in substantially the same manner in which those terms are defined in Mr. Sznewajs's employment agreement, as described under the subheading "Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination" below.

A "change in control" will be deemed to occur if:

•	a person acquires 30% or more of our outstanding common stock, other than from us or in certain exempt transactions;

•
directors in office at the time of each CIC agreement, including individuals elected as directors thereafter based on a nomination by our Board, cease for any reason to constitute a majority of the Board;

•
we complete a merger, reorganization, or consolidation or sale of all or substantially all of our assets, unless (A) our shareholders prior to such transaction continue to own 50% or more of the common stock and 50% or more of the voting power of outstanding securities of the resulting entity, (B) no person has acquired 30% or more of our common stock or the combined voting power of its outstanding securities, and (C) a majority of our Board continues in office; or

•	shareholders approve a liquidation.

In the event an executive's severance benefits under his or her CIC agreement are triggered, he or she will be entitled to severance benefits, including payments, as illustrated in the preceding table for each of our executives.

If any payments under a CIC agreement are determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, the executive will be entitled to reimbursement for such taxes on an after-tax basis, again as illustrated in the preceding tables.  Under certain circumstances, we may also be unable to deduct the resulting compensation expense for federal income tax purposes.

Under each CIC agreement, the executive has agreed that he or she will assist us in evaluating any proposal for a change in control and not resign his or her position until the contemplated transaction is completed or abandoned.  In addition, for a period after the change in control, if we want the executive to continue employment in a position or under circumstances that qualify as "good reason," the executive will be obligated to do so, provided such continued employment is for not longer than 90 days, in a reasonably comparable position, and occurs at the then current place of employment or at such other location as is agreeable to the executive.  The executive will be entitled to severance benefits upon commencement of a continued employment period.

Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination.  We have entered into an employment agreement with Mr. Sznewajs that was effective beginning January 1, 2011, and continues for a three-year term, expiring on December 31, 2013 (such agreement, the "2011 Employment Agreement").  This employment agreement replaced Mr. Sznewajs' prior agreement which expired on December 31, 2010, and is substantially similar to the prior agreement with respect to benefits provided following a termination of employment.  Severance benefits that were potentially payable to Mr. Sznewajs under his prior employment agreement are described in footnotes one and two to his table of benefits above.  Whether or not Mr. Sznewajs receives benefits depends on the nature of the termination of his employment agreement.

Under the 2011 Employment Agreement, Mr.  Sznewajs will receive severance benefits unless he quits or is terminated for "cause."  We may terminate Mr. Sznewajs for cause only if (x) two-thirds of the members of the Board determine that cause exists based on substantial evidence, (y) Mr. Sznewajs is given reasonable notice of the board meeting called to make that determination, and (z) Mr. Sznewajs and his legal counsel are given an opportunity to address the board meeting.  We may terminate Mr. Sznewajs for "cause" if:

•	He engages in dishonest or fraudulent conduct involving the Company;

•	He materially breaches the confidentiality provisions of his agreement;

•	He is convicted on any felony charge or on a misdemeanor reflecting upon honesty;

•	His acts or failures to act materially injure the Company's reputation, business affairs, or financial condition if injury could have been reasonably avoided by Mr. Sznewajs; or

•	He fails or refusals to substantially perform his duties and does not cure such failure or refusal within a reasonable period following written notice.

Mr. Sznewajs will also be entitled to severance benefits if he terminates his employment for what is called "good reason" under his agreement.  He may terminate his employment for "good reason" if:

•	His salary is reduced or any compensation or benefit plan benefiting Mr. Sznewajs is reduced or eliminated in a manner that does not apply generally to all similarly situated employees;

•	His responsibilities or duties are diminished;

•	He is relocated to a location more than 35 miles from our Lake Oswego office; or

•	We materially breach Mr. Sznewajs's employment agreement and fail to cure the breach within a reasonable period following written notice by Mr. Sznewajs.

Report of the Compensation Committee

The Compensation & Personnel Committee ("Compensation Committee") discharges the responsibilities assigned to it by the Board of Directors with respect to compensation and personnel matters, including those relating to Bancorp's executive officers.

In discharging its responsibilities, the Compensation Committee:

•	Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

•
Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and furnished in the Company's annual report on Form 10-K for the year ended December 31, 2010, through its incorporation by reference from the proxy statement.

Compensation Committee Members

Duane McDougall (Chair), Lloyd D. Ankeny, Steven J. Oliva, and John Pietrzak.

TRANSACTIONS WITH RELATED PERSONS

Many of our directors and officers, members of their immediate families, and firms in which they have or had an interest were customers of and had transactions with the Bank or West Coast Trust during 2010 in the ordinary course of business.  Similar transactions may be expected to take place in the ordinary course of business in the future.  All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectability or present other unfavorable features.

Bancorp has adopted written policies and procedures for the review, approval and ratification of transactions with related persons.  Related persons include our directors and named executive officers.  The policies require that all transactions with related persons that are required to be publicly disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC") be either approved or ratified by a designated Board committee.

The policies require that all material facts of all transactions that require approval be reviewed and either approved or disapproved:

•
Loan Committee Approval.  With respect to loans and other extensions of credit, by the Loan Committee, with any members of the committee who are not independent abstaining from discussion and voting; and

•	Governance Committee Approval. With respect to other transactions, by the Governance Committee.

In determining whether to approve or ratify a transaction, the appropriate Board committee will take into account, among other factors determined to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-person under the same or similar circumstances and the extent of the related person's interest in the transaction.  If advance approval of a transaction is not feasible, the transaction is considered and, if determined to be appropriate, ratified by the committee as soon as practical after its occurrence.

No director may participate in any discussion or approval of a transaction for which he or she is involved, except that the director is required to provide all material information concerning the transaction to the committee.  If a transaction will be ongoing, the appropriate committee responsible for approval of the transaction may establish guidelines for our management to follow in its ongoing dealings with the related person.  The policy does not require pre-approval or ratification of any transaction with another entity in which the related person's only relationship is as an employee (other than an executive officer) of the entity.

We will provide a complete written copy of the policy upon written request addressed to the Corporate Secretary at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ankeny, McDougall, Oliva and Pietrzak served on the Compensation Committee during 2010.  During 2010, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

INFORMATION CONCERNING DIRECTOR NOMINATIONS

Director Qualifications.  Minimum director qualifications to serve as a director of our Company include experience at a high level in business, government, or education, demonstrated leadership abilities, generalized or specific knowledge or other skills or qualities of particular value to the Board in fulfilling its responsibilities, and outstanding personal attributes such as unquestioned integrity, sound business judgment, and significant business, community or political contacts.  In addition, a board candidate must have time and willingness to commit to being a productive and active member of the Board and committees of the Board on which he or she will serve.  Our bylaws provide that persons who have reached the age of 72 may not stand for election, unless waived by the Board on a case-by-case basis.  Finally, persons nominated to stand for election as one of our directors must be acceptable to our banking regulators.

Sources of Nominee Recommendations.  We receive suggestions for potential director nominees from a variety of sources including Board members, management representatives, advisors, and shareholders.  The Governance Committee is authorized by its charter to retain a third-party search firm to assist it in identifying director candidates, but it has not done so recently.  Two investors in our 2009 private capital raise, GF Financial, LLC and Castle Creek Capital Partners, IV LP are each contractually entitled to designate one Board member subject to satisfaction of applicable legal and governance requirements.  Those investors designated Sam Levinson and John Pietrzak, respectively.

Shareholder Nominee Recommendations to Governance Committee.  It is the policy of the Governance Committee to consider shareholder recommendations concerning nominees for director.  Shareholders wishing to suggest a candidate for nomination as a director by the Governance Committee should write to us at our corporate offices to the attention of the Chair of the Governance & Nominating Committee, care of the Corporate Secretary, and shall include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

•	Name and contact information for the candidate;

•	A statement of the candidate's experience in business, government, or education and his educational background;

•
Information regarding the candidate's qualifications, relationships with our customers, suppliers or competitors, and any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and serve if nominated and elected.

Shareholders wishing to recommend a candidate for nomination should submit a recommendation not later than 120 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year's annual meeting.  Shareholder-recommended candidates will be evaluated using the same criteria used to evaluate all potential candidates for director, except that current directors whose performance as a director has been satisfactory or better will normally be favored over new candidates.

Governance Committee Evaluation Process.  The Governance Committee evaluates potential nominees by reviewing their qualifications, considering references as appropriate, conducting interviews as needed, and considering such other information as may be deemed relevant, including the needs of the Board at the time.

Diversity Considerations.  In considering which persons to nominate as directors for election by shareholders, the Governance Committee and Board consider many types of diversity.  Bancorp's long-standing Corporate Governance Policy provides that the Board shall take into account its commitment to diversity among its membership.  Qualified candidates are considered without regard to race, color, religion, sex, ancestry, national origin, disability, or any other factor that qualifies the candidate as a member of a protected class under applicable law.  The governance policy also provides that the Board shall attempt to maintain geographic diversity and diversity in professional backgrounds among its members.

In addition the provisions of our Corporate Governance Policy regarding diversity, the Governance Committee, as a matter of practice, may seek or favor a candidate with particular areas of expertise that complement our existing Board composition or satisfy legal requirements.  In general, we seek a board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess the background, skills, expertise, and commitment necessary to make a significant contribution to our Company.

Our Corporate Governance Policy regarding diversity is implemented by actively considering the various attributes of all suggested director nominees, and when appropriate, actively recruiting additional potential nominees.  The Governance Committee and Board believe the process has been effective in developing and maintaining significant Board diversity.

Direct Shareholder Nominations.  In addition to our Governance Committee nominating process, our bylaws permit shareholders to directly nominate directors for consideration at an annual meeting of shareholders.  In order to submit a nominee for consideration at an annual meeting of shareholders, a shareholder must comply with the notice provisions contained in our bylaws.  Under our bylaws, a shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as director only if written notice of such shareholder's intent to make a nomination is given to our Secretary, either by personal delivery or certified mail, not later than 60 days before the date of the annual meeting (provided that, if the date of a meeting is not publicly announced more than 90 days in advance, such notice must be given within 15 days after the first public disclosure of the annual meeting date).

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2012 Annual Meeting of Shareholders must be received by our Secretary before November 16, 2011, for inclusion in the 2012 Proxy Statement and form of proxy.  In addition, if we receive notice of a shareholder proposal after January 30, 2012, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Our bylaws provide that no business may be brought before an annual meeting except by or at the direction of the Board, as specified in our notice of the meeting, or by any shareholder of record who delivers notice to our Secretary not less than 60 days in advance of such meeting (unless the date of the meeting has not been publicly announced by us more than 90 days prior to the meeting, in which case the shareholder's notice must be given within 15 days after we publicly announce the meeting date).  To be effective, the shareholder's notice must include certain information about the matter proposed to be considered at the meeting and the shareholder providing the notice, as specified further in the bylaws.  If the chair of an annual meeting determines that these advance notice procedures have not been complied with, he or she may declare that the business was not properly brought before the meeting and will not be considered.

HOUSEHOLDING MATTERS

We are delivering a single Notice of Internet Access, and if requested, a single copy of our annual report and proxy statement to persons with the same last name residing in a single household or whom we reasonably believe are members of the same family, unless we have been notified that such persons prefer to receive individual copies of those documents.  This practice is referred to as "householding."

If you reside at an address that received only one copy of our Notice of Internet Access or, if requested, our annual report and proxy statement as a result of householding, we will deliver additional copies upon oral or written request to West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, Attn:  Corporate Secretary, or by phone at (503) 684-0884.

If you object to householding and wish to receive separate copies of documents in the future, you may contact either:

1.           Broadridge ("Broadridge") if your shares are held in an account at a brokerage firm or bank, at 1-800-542-1061.  Please have your proxy card in hand in order to access your account and follow the automated instructions.  You can also contact Broadridge in writing by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

2.           Wells Fargo Shareholder Services ("Wells"), our stock transfer agent, if your shares are directly registered with them, at 1-877-602-7615.  Please have your proxy card in hand in order to access your account.  The Company's code for use of Wells' automated system is 210.

If you received multiple copies of your Notice of Internet Access or other documents at a single address and would like to request delivery of a single copy in the future, please contact us or our transfer agent as described above.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010 including financial statements.  Written requests for the Form 10-K should be addressed to David C. Bouc, Corporate Secretary of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

VOTING VIA THE INTERNET OR BY TELEPHONE

You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling 1-800-690-6903.  In either case, have either your Notice of Internet Availability of Proxy Materials or your proxy card in hand and follow the instructions.  Votes submitted via the Internet or by telephone must be received by 8:59 pm (PT) on April 25, 2011 (April 22, 2011 for participants in West Coast Bancorp's 401(k) Plan), to be counted.

The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly.  Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

_______________, 2011	BY ORDER OF THE BOARD OF DIRECTORS

David C. Bouc
Executive Vice President, General Counsel
and Secretary

Appendix A

AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF

WEST COAST BANCORP

The introductory clause and Section A to Article II of the Restated Articles of Incorporation of West Coast Bancorp are amended and restated as follows:

"ARTICLE II

CAPITALIZATION

Immediately upon the filing of this Amendment, each five outstanding shares of the corporation's common stock will be exchanged and combined, automatically, and without further action, into one share of common stock (the "Reverse Stock Split").  Following the Reverse Stock Split, the corporation is authorized to issue 60,000,000 shares of stock divided into two classes as follows:

A.           Common Stock: 50,000,000 shares of common stock which shall have unlimited voting rights, subject only to such voting rights as may be specified in respect of preferred stock, and shall have the right to receive the net assets of the corporation upon dissolution, subject only to prior payment of such amount of the net assets of the corporation as may be specified in respect of shares of preferred stock."

A-1

WEST COAST BANCORP
5335 MEADOWS ROAD, SUITE 201
LAKE OSWEO, OR 97035
ATTN: RICHARD R. RASMUSSEN

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2010 (April 21, 2010 for participants in West Coast Bancorp's 401(K) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Timeon April 25, 2010 (April 21, 2010 for participants in West Coast Bancorp's 401(K) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors — For All ☐ Withhold All ☐ For All Except ☐

Nominees

01 Lloyd D. Ankeny 02 Shmuel (Sam) Levinson 03 Duane C. McDougall 04 Steven J. Oliva 05 John T. Pietrzak
06 Steven N. Spence 07 Robert D. Sznewajs 08 Nancy Wilgenbusch, Ph.D

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	APPROVE AMENDMENT TO ARTICLES OF INCORPORATION RELATING TO A ONE-FOR-FIVE REVERSE STOCK SPLIT.	☐	☐	☐
3	APPROVE, ON AN ADVISORY BASIS, EXECUTIVE COMPENSATION.	☐	☐	☐

NOTE: Management knows of no other matters that are likely to be brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		1 year	2 years	3 years	Abstain
4	APPROVE, ON AN ADVISORY BASIS, A "3 YEAR" FREQUENCY ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
5	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTS FOR THE YEAR ENDING DECEMBER 31, 2011.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000087771_1 R1.0.0.11699

Meeting Location:	**Kruse Oaks I**
	5300 Meadows Road
	Lake Oswego, OR 97035
Rooms:	**Conference Center (The Oaks Meadows)**
Location:	**Main Floor**
Time:	**2:00 P.M., Pacific Time**

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

WEST COAST BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert D. Sznewajs and David C. Bouc as Proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West Coast Bancorp (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Aril 26, 2011, or any adjournment of the meeting.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR' THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS SO MADE.

The undersigned acknowledges receipt of the 2011 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

Continued and to be signed on reverse side

0000087771_2 R1.0.0.11699